UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12

Porch Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2022

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Porch Group, Inc., a Delaware corporation (“Porch,” or the “Company”), will be held on June 8, 2022, at 9:00 a.m. Pacific Time as a virtual meeting held entirely over the Internet, to consider the following matters, as more fully described in the enclosed proxy statement:

■	Election of two Class II directors named in this proxy statement until the 2025 Annual Meeting of Stockholders (or until the 2024 Annual Meeting of Stockholders if Proposal 2 is approved and the Declassification Amendment (as defined in this proxy statement) is filed and becomes effective as described in this enclosed proxy statement) and until their successors are duly elected and qualified, subject to their earlier resignation, removal or death;
■	the approval of an amendment to the Second Amended and Restated Certificate of Incorporation of Porch Group, Inc. (the “Certificate of Incorporation”) to declassify our Board commencing with the 2024 Annual Meeting of Stockholders;
■	the approval of an amendment to our Certificate of Incorporation to eliminate the Supermajority Voting Standard (as defined in the enclosed proxy statement) commencing with the 2024 Annual Meeting of Stockholders;
■	the approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the enclosed proxy statement);
■	the approval of, on an advisory (non-binding) basis, the frequency of future advisory votes to approve the compensation of our Named Executive Officers;
■	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
■	to consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 13, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

To attend the Annual Meeting, examine our list of stockholders, vote and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/PRCH2022. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in this proxy statement.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/PRCH2022. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instruction form.

YOUR VOTE IS IMPORTANT

You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares electronically during the Annual Meeting. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting.

You can find detailed information regarding voting in the section entitled “General Information” on the page immediately following the table of contents of the accompanying proxy statement.

By order of the Board of Directors,

Matthew Cullen General Counsel and Secretary Seattle, Washington April [•], 2022

[April XX, 2022] at www.proxyvote.com. [Rule 14a-5(e)]

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2022

The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are first being sent and made available to stockholders on or about
April [•], 2022 at www.proxyvote.com.

The date of this proxy statement is April [•], 2022.

GENERAL INFORMATION

This proxy statement is furnished to stockholders of Porch Group, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at our 2022 Annual Meeting of Stockholders to be held on June 8, 2022 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held at 9:00 a.m. Pacific Time at as a virtual meeting held entirely over the Internet.

The Company was formed upon the closing of the business combination of Porch.com, Inc. (“Legacy Porch”) with PropTech Acquisition Corporation (“PTAC”), a special purpose acquisition company, on December 23, 2020. In connection with such business combination, PTAC changed its name to “Porch Group, Inc.” and Porch Group, Inc.’s common stock commenced trading on the NASDAQ under the ticker “PRCH.”.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (Form 10-K) available to our stockholders electronically via the Internet at www.proxyvote.com. On or about April [•] 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote over the Internet or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

The Annual Meeting will be held entirely over the Internet via live video webcast due to the public health impact of the COVID-19 pandemic and to support the health and wellness of our stockholders, directors, team members, and guests. The virtual Annual Meeting will also allow for greater participation by all of our stockholders, regardless of their geographic location. To attend the Annual Meeting, examine our list of stockholders, vote and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/PRCH2022. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in this proxy statement. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/PRCH2022. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instruction form.

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the that information you should consider. Please read the entire proxy statement and our 2021 Annual Report on Form 10-K carefully before voting.

About the Meeting

Date and Time	Place	Record Date

June 8, 2022, at 9:00 a.m. Pacific Time	Virtual Meeting Site: www.virtualshareholdermeeting.com /PRCH2022	You can vote if you were a stockholder of record as of the close of business on April 13, 2022

If you plan to attend the virtual meeting, please be sure to have available your 16-digit control number found on your proxy card or voter instruction form. For beneficial holders who do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting. If you lost your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PRCH2022 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, examine our list of stockholders or submit questions during the meeting.

Voting Matters and Board Recommendations

	Board Vote Recommendation	Page
PROPOSAL 1: ELECTION OF CLASS II DIRECTORS Election of the two Class II directors named in this proxy statement until the 2025 Annual Meeting of Stockholders (or until the 2024 Annual Meeting of Stockholders if Proposal 2 is approved and the Declassification Amendment is filed and becomes effective as described in this proxy statement) and until their successors are duly elected and qualified, subject to their earlier resignation, removal or death.	FOR each Director Nominee	5
PROPOSAL 2: AMENDMENT TO COMPANY CERTIFICATE OF INCORPORATION to declassify our BOARD Amendment to the Certificate of Incorporation to declassify the Board commencing with the 2024 Annual Meeting of Stockholders.	FOR	9
PROPOSAL 3: AMENDMENT TO COMPANY CERTIFICATE OF INCORPORATION to eliminate supermajority voting standard Amendment to the Certificate of Incorporation of the Company to eliminate the Supermajority Voting Standard commencing with the 2024 Annual Meeting of Stockholders.	FOR	11
PROPOSAL 4: say on pay Advisory vote to approve Named Executive Officer compensation.	FOR	12
PROPOSAL 5: SAY ON FREQUENCY OF PAY Advisory vote on the frequency of future advisory votes on Named Executive Officer compensation.	ONE YEAR	14
PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT PUBLIC ACCOUNTING FIRM Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR	15

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Ways to Vote

If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details. If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting in one of the following ways:

By Internet: Visit www.proxyvote.com with your proxy card in hand and follow the instructions on the web site.	At the Meeting: Go to www.virtualshareholdermeeting.com /PRCH2022 and follow the voting instructions	By Telephone: Call 1-800-690-6903 with your proxy card in hand and follow the instructions.	By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood NY 11717.

2	2022 Proxy Statement

About Us

WE SIMPLIFY THE HOME JOURNEY

vision ■ To be the partner for the home. Mission ■ To make the home simple from moving to improving and everything in between. Our Shared Values

No Jerks/No Egos - The journey starts with who you bring along and the most important person is who you choose to be. Choose each day to set the example in your actions and your attitude. Keep an open mind to feedback and different perspectives. Show kindness and respect to others, especially in conflict.

Be Ambitious - Any journey worth taking will push you beyond your sights. Don’t let uncertainty keep you from believing in what is possible. Push yourself to think big, to make every day count and to be optimistic it will be worth it.

Solve Each Problem - Along the way, you will encounter challenges and opportunities and how you respond will forever mark your journey. Look at each as a problem to solve. Be thoughtful in your approach and let data drive your decisions. Learn and adapt as you go and persevere until you solve it.

Care Deeply - While the problems you solve set your path, the magic is in the everyday moments. Go above and beyond to make something right or show someone they matter. Invest in understanding and developing a connection with the people you serve. Take pride in the work you do and make sure it is done well.

Together We Win - At the end of the journey, you will think most about who stood beside you and who you did, or did not, help along the way. Fight to win, but fight harder to win together. Focus on the team before yourself. Take ownership and make everyone you bring along better for having been on the journey with you.

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Our Governance Highlights

■ ■	■ ■
Best Practices in Corporate Governance
■
The composition of our Board represents broad perspectives, experiences and knowledge relevant to our businesses, in addition to reflecting gender and ethnic diversity.
■
Established Lead Independent Director; elected by Independent Directors.
■
Meetings comprised only of Independent Directors that follow quarterly Board meetings.
■
Review of committee governance at a business level to assess areas of improvement.
■
Directors may not serve on more than four public company boards in addition to the Company’s Board. Company’s CEO may not serve on more than two.
■
Risk assessment process designed to identify and manage enterprise-wide risks, including risks relating to IT/cybersecurity.

■
Nominating and Corporate Governance Committee oversight and review of broader stakeholder perspective using Environmental, Social and Governance (ESG) lens; initiated ESG planning process.
■
Corporate governance guidelines sets forth Board nominee selection criteria that takes into account diversity, and experience, among other criteria.
■
Implemented director resignation policy, including for conflicts of interest and a “plurality-plus” voting standard in uncontested elections.
■
Proposal, unanimously approved by Board, to declassify board structure.
■
Proposal, unanimously approved by Board, to eliminate supermajority voting requirement to amend certain provisions of Certificate of Incorporation.
■
Proposal, unanimously approved by Board, to hold an annual say-on-pay vote.

Our Compensation Highlights

WHAT WE DO	WHAT WE DO NOT DO
✓
Utilize peer group benchmarking
✓
Engage independent compensation consultant
✓
Stock ownership guidelines for Directors and NEOs
✓
On-going review of our compensation strategy, including a review of our compensation-related risk profile
✓
Change of control double-trigger equity awards generally
✓
Design compensation to align our executive compensation with long-term shareholder interests
✓
Link long-term incentive compensation to publicly available performance metrics to motivate strong performance

✘  Permit hedging and pledging by executives

✘  Offer executive perquisites

✘  Reprice or replace stock options

✘  Provide defined benefit, supplemental executive retirement or nonqualified deferred compensation plans

✘  Provide gross-ups for severance payments

✘  Guarantee salary increases

4	2022 Proxy Statement

PROPOSAL 1: ELECTION OF THE CLASS II DIRECTORS NAMED IN THIS PROXY STATEMENT

General

Our Board currently consists of seven directors, which are divided into three classes with staggered, three-year terms.

At the Annual Meeting, our stockholders will elect two Class II directors, whose terms will expire at the Annual Meeting of Stockholders to be held in 2025. Each of our other current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors nominated Alan Pickerill and Regi Vengalil for election to our board of directors as Class II directors at the Annual Meeting. Each of Messrs. Pickerill and Vengalil currently serves on our board of directors and has consented to be named in this proxy statement and agreed to serve, if elected, until the 2025 Annual Meeting of Stockholders. Each of Messrs. Pickerill and Vengalil, if elected, will hold office until his successor has been duly elected and qualified or until his earlier resignation or removal.

If Proposal 2 is approved, the Class II directors elected pursuant to this Proposal 1 will serve two-year terms expiring at the 2024 Annual Meeting of Stockholders. If Proposal 2 is not approved, our board of directors will remain classified and the Class II directors elected pursuant to this Proposal 1 will serve three-year terms expiring at the 2025 Annual Meeting of Stockholders.

There are no family relationships between or among any of our executive officers, nominees, or continuing directors.

Our Board Nominees and Continuing Directors

The following table sets forth information with respect to our director nominees for election at the Annual Meeting and continuing directors as of April 13, 2022:

Name	Age	Director Since	Occupation
Class II - Nominees for Election at this year’s Annual Meeting
Alan Pickerill Independent Director	55	December 2020	Former EVP, CFO, Expedia Group, Inc.
Regi Vengalil Independent Director	39	December 2020	CFO, Metromile, Inc.
Class III - Nominees for Election at the 2023 Annual Meeting
Matt Ehrlichman Founder, CEO and Chairman	42	December 2020	Founder, Chairman and CEO Porch Group, Inc.
Asha Sharma Independent Director	33	December 2020	COO, Maplebear Inc. (d/b/a Instacart)
Maurice Tulloch Independent Director	53	August 2021	Former Group CEO, Aviva plc
Class I - Nominees for Election at the 2024 Annual Meeting
Sean Kell	53	March 2022	CEO, Blue Nile, Inc.

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Independent Director
Rachel Lam Independent Director	54	August 2021	Co-Founder and Managing Partner Imagination Capital

Board Diversity

Gender	Age	Diversity

Board Diversity Matrix (as of April 13, 2022)

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	-	-
Part II: Demographic Background
African American or Black	-	-
Alaskan Native or Native American	-	-
Asian	2	1
Hispanic or Latinx	-	-
Native Hawaiian or Pacific Islander	-	-
White	-	4
Two or More Races or Ethnicities	-	-
LGBTQ+	-	-
Did Not Disclose Demographic Background		-

Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our Board at this time.

6	2022 Proxy Statement

Board Nominees — Class II Directors

Alan Pickerill	Director since 2020

Alan Pickerill has served as a director since December 2020. Mr. Pickerill has served in a variety of finance and accounting roles, mainly for publicly traded technology companies. Most recently he served as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer from September 2017 to December 2019 and had been with the Company since 2008. Mr. Pickerill oversaw Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and global real estate teams. Previously, he served as Expedia Group’s Senior Vice President of Investor Relations and Treasurer from July 2015 to September 2017. Mr. Pickerill was a director of Legacy Porch from September 2019 until the completion of the December 2020 business combination that created Porch Group, Inc. He currently serves as a director for Leafly Holdings, Inc. (NASDAQ: LFLY), for Manson Construction (a privately held marine construction company), for the YMCA of Greater Seattle and as adjunct faculty for the University of Washington Foster School Executive MBA program. Mr. Pickerill began his career as an accountant for seven (7) years at Deloitte and Touche before working at a variety of publicly traded technology and internet companies, including serving as CFO of INTERLINQ Software Corporation, a publicly traded technology provider, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill holds a B.A. degree in Business and Accounting from the University of Washington’s Michael G. Foster School of Business. Mr. Pickerill is well qualified to serve as a director due to his extensive experience in finance-related leadership and governance roles in a public technology company.

Regi Vengalil	Director since 2020

Regi Vengalil has served as a director since December 2020. Mr. Vengalil is the Chief Financial Officer of Metromile, Inc. (NASDAQ: MILE, MILEW), a technology-driven auto insurer. He joined Metromile in May 2021 after serving as Chief Financial Officer of Egencia, the corporate travel division of Expedia Group from November 2019 to April 2021. Previously, Mr. Vengalil served as Global Head of Corporate Development & Strategy for Expedia Group from January 2017 to November 2019. Prior to that, Mr. Vengalil was an executive at Lending Club, an online lending marketplace, serving as Vice President, Strategy, M&A and Business Operations from May 2016 until January 2017. Previously Mr. Vengalil served as Vice President, Head of Strategy and Business Operations of Lending Club from November 2015 to May 2016 and Senior Director, Head of Corporate Strategy from October 2014 to November 2015. Mr. Vengalil holds a B.S. in Economics and an M.B.A., both earned with honors, from the Wharton School at the University of Pennsylvania. Mr. Vengalil is well qualified to serve as a director due to his extensive experience in M&A leadership at public technology companies and financial, M&A and strategy experience across regions, industries and functions (including most recently with regard to insurance businesses).

Continuing Class III Directors

Matt Ehrlichman	Director since 2020

Matt Ehrlichman is the Founder, Chief Executive Officer and Chairman for the Company. Prior to founding Legacy Porch in 2011, Mr. Ehrlichman was Chief Strategy Officer at Active Network, responsible for approximately 85% of the company’s P&L. Mr. Ehrlichman joined Active Network in 2007 and helped grow its revenues from $65 million in 2006 to $420 million and an IPO in 2011. Before joining Active Network, Mr. Ehrlichman was co-founder and Chief Executive Officer at Thriva, which was acquired by Active Network in March 2007 for approximately $60 million in cash and stock. Mr. Ehrlichman built Thriva out of his dorm room at Stanford University, where he received his B.S. in Entrepreneurial Engineering and M.S. in Management Science and Engineering. In 2014, Mr. Ehrlichman was named USA TODAY’s Inaugural Entrepreneur of the Year. Mr. Ehrlichman is qualified to serve as a director due to his extensive leadership and business experience in the home and technology industries.

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Asha Sharma	Director since 2020

Asha Sharma has served as a director since December 2020. Ms. Sharma is a senior business executive and currently the Chief Operating Officer of Instacart, which is North America’s largest third-party provider of online grocery stores. In this role, Ms. Sharma oversees the Instacart Marketplace, which includes the Instacart app, and Instacart logistics, growth and marketing, as well as focuses on engaging new and current customers. Before joining Instacart in February 2021, Ms. Sharma was Vice President of Product for Messenger at Facebook Inc. (NASDAQ: FB) from August 2017 to February 2021, a service used globally by more than 1.3 billion people and over 40 million businesses in 190+ countries. As part of Ms. Sharma’s role, she was responsible for Messenger and Instagram Direct user engagement, revenue, privacy, and integrity. Prior to Messenger, Ms. Sharma led the Facebook Inc. Social Impact product teams including charitable giving, crisis response, health, AMBER alerts, and mentorship. As both an entrepreneur and executive, Ms. Sharma brings years of experience building, growing and transforming businesses, with deep focus in consumer product and online marketplaces. Before Facebook Inc., Ms. Sharma was the Chief Operating Officer and early team member of Legacy Porch. Ms. Sharma served as Chief Marketing officer of Legacy Porch from May 2013 to July 2015. Prior to that, Ms. Sharma started her career by founding two companies, one of which was recognized by the President of the United States in 2012. She graduated top of her class at University of Minnesota’s Carlson School of Management. Ms. Sharma is currently on the board of AppLovin Corporation (NASDAQ: APP) a leading marketing platform. Ms. Sharma is well qualified to serve as director due to her prior experience with the Company, her executive operations experience and product leadership.

Maurice Tulloch	Director since 2021

Maurice Tulloch has served as a director since August 2021. From March 2019 until his retirement in July 2020, Mr. Tulloch was Group Chief Executive Officer at Aviva plc, a leading multinational insurance company headquartered in London. He joined the Board of Aviva as an Executive Director in June 2017. In his role at Aviva, he oversaw global leadership, operations, strategy, risk management and governance. In addition, from 1992 until 2019, Mr. Tulloch held many executive and leadership roles at Aviva prior to serving as its Group Chief Executive Officer. On March 4, 2022, Mr. Tulloch joined the board of the Public Sector Pension Investment Board (PSP). Mr. Tulloch has also served on several external boards including PoolRe and as Chair of ClimateWise. Mr. Tulloch received a B.A. in economics from University of Waterloo in 1992, an M.B.A. from Heriot-Watt University in 2002, and is a Chartered Professional Accountant CPA, CMA since 1998. Mr. Tulloch is well qualified to serve as director due to extensive operational, strategic, risk management and corporate governance experience, as well as executive leadership in the insurance industry.

Continuing Class I Directors

Sean Kell	Director since 2022

Sean Kell was appointed as a director in March 2022 and is the Chief Executive Officer at Blue Nile, Inc., serving in that role since 2019. He is charged with driving the Blue Nile strategic vision and elevating the company’s modern approach to purchasing handcrafted diamond rings and exquisite jewelry online. From 2011 to 2019, Mr. Kell served as Chief Executive Officer of A Place for Mom, a senior living marketplace, where he was responsible for overall brand management and business expansion. Mr. Kell has a proven track record of building successful businesses in ecommerce, digital innovation and product management across leading online retail organizations including Expedia, Hotels.com and Starbucks. He has also previously held various roles at McKinsey and IBM. Mr. Kell holds a Master of Business Administration from the University of Chicago and a Bachelor of Science in Electrical Engineering from the University of Southern California. Mr. Kell is well qualified to serve as a director due to his significant experience working with companies that are implementing rapid technological changes, brand development and business expansion.

8	2022 Proxy Statement

Rachel Lam	Director since 2021

Rachel Lam has served as a director since August 2021 and is the Co-Founder and Managing Partner of Imagination Capital, an early-stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as Senior Vice President and Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner's investments in numerous digital media companies and served on the Board of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam has previously served on 20 boards of directors over the years and currently serves on the board of Magnite (NASDAQ: MGNI), the leading, independent omni-channel sell-side software platform, empowering programmatic ad sales at a truly global scale, and Innovid Corp. (NYSE: CTV), an independent CTV advertising and measurement platform for the world’s largest brands. She also spent several years in investment banking within the M&A group at Morgan Stanley and the Media and Telecommunications group at Credit Suisse. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley in 1989 and an M.B.A. from Harvard Business School in 1994. Ms. Lam is well qualified to serve as a director due to her extensive experience serving on both private and public company boards, along with her financial, M&A and strategy experience.

Vote Required

The nominees who receive the greatest number of affirmative votes will be elected as Class II directors, to hold office until the 2025 Annual Meeting of Stockholders (or until the 2024 Annual Meeting of Stockholders if Proposal 2 is approved and the Declassification Amendment is filed and becomes effective as described in this proxy statement) and until their successors have been elected and qualified, subject, however, to any such director’s earlier death, resignation, retirement, disqualification or removal. Abstentions and broker non-votes will not affect the election of directors.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the election of the nominees named in this proxy statement.

Recommendation of Our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS II BOARD NOMINEES NAMED ABOVE.

Proposal 2: PROPoSED Amendment to OUR Certificate of Incorporation to Declassify OUR Board

General

Our Certificate of Incorporation currently provides for a classified Board divided into three classes of directors, with each class elected for three-year terms.

As part of our Board’s ongoing evaluation of our corporate governance practices and review of current corporate governance trends, the Board considered the advantages and disadvantages of Board declassification. After careful consideration, and upon the recommendation of the Nominating and Corporate Governance Committee, our Board has determined that it is in the best interests of the Company and our stockholders to declassify our Board. Our Board has unanimously approved, and recommends that our stockholders approve at the Annual Meeting, the amendment to our Certificate of Incorporation attached to this proxy statement as Appendix A, which would

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declassify the Board and provide for the annual election of directors over a two-year period (the “Declassification Amendment”).

Proposed Declassification Amendment

The Declassification Amendment to our Certificate of Incorporation would eliminate the classification of the board of directors over a two-year period beginning at the Annual Meeting, with the Class II directors to be elected pursuant to Proposal 1 serving two-year terms and the Class III directors to be elected at the 2023 Annual Meeting of Stockholders serving one-year terms and provide for the annual election of all directors beginning at the 2024 Annual Meeting of Stockholders. The three-year terms of the Class I directors elected at the 2021 Annual Meeting of Stockholders would not be affected by the proposed amendment. In addition, under the proposed amendment, at the 2024 Annual Meeting of Stockholders and at all future Annual Meetings of Stockholders, thereafter, a director elected to fill a vacancy or chosen to fill a position resulting from an increase in the number of directors would be elected for a term expiring at the next annual meeting of stockholders. Our Certificate of Incorporation currently provides that a director elected to fill a vacancy or chosen to fill a position resulting from an increase in the number of directors shall be elected for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred. In all cases, each director would serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

The Declassification Amendment also would provide that beginning with the 2024 Annual Meeting of Stockholders, directors may be removed with or without cause upon the affirmative vote of stockholders holding at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors. Our Certificate of Incorporation currently provides that directors may be removed only for cause upon the affirmative vote of stockholders holding at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors.

This description of the Declassification Amendment is qualified by the full text of the proposed amendment to our Certificate of Incorporation attached as Appendix A to this proxy statement.

Effectiveness of the Declassification Amendment

If this Proposal 2 is approved, the Declassification Amendment would become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting if our stockholders approve the amendment.

If our stockholders approve both this Proposal 2 and Proposal 3, the Company would file promptly following the Annual Meeting the Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware setting forth each of the proposed amendments to our Certificate of Incorporation from both this Proposal 2 and Proposal 3, which will become effective upon filing with the Secretary of State of the State of Delaware.

If this Proposal 2 is not approved, our board of directors will remain classified and the Class II directors elected pursuant to Proposal 1 will serve three-year terms expiring at the 2025 Annual Meeting of Stockholders.

Vote Required

Approval of the Declassification Amendment requires the affirmative vote of 66.7% in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. As a result, abstentions and broker non-votes will have the same effect as a vote AGAINST this proposal.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the approval of the Declassification Amendment.

10	2022 Proxy Statement

This Proposal 2 is separate from, and is not conditioned upon, the approval of Proposal 3 (Proposed Amendment to our Certificate of Incorporation to Eliminate the Supermajority Voting Standard). Your vote on Proposal 2 does not affect your vote on Proposal 3 and vice versa.

Recommendation of Our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION OF THE COMPANY TO DECLASSIFY THE BOARD.

Proposal 3: PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING STANDARD

General

Our Certificate of Incorporation currently provides that the affirmative vote of the holders of at least 66.7% of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class (the “Supermajority Voting Standard”), shall be required to effect any amendment, alteration or repeal of Article V: Directors of our Certificate of Incorporation, which includes provisions related to the Board’s powers, size and vacancies and the election, term and removal of directors.

As part of our Board’s ongoing evaluation of our corporate governance practices and review of current corporate governance trends, the Board considered the advantages and disadvantages of eliminating the Supermajority Voting Standard. After careful consideration, and upon the recommendation of the Nominating and Corporate Governance Committee, our Board has determined that it is in the best interests of the Company and our stockholders to eliminate the Supermajority Voting Standard. Our Board has unanimously approved, and recommends that our stockholders approve at the Annual Meeting, the amendment to our Certificate of Incorporation attached to this proxy statement as Appendix B, which would eliminate the Supermajority Voting Standard and instead provide for a majority voting standard (the “Elimination of the Supermajority Voting Standard Amendment”).

Proposed Elimination of the Supermajority Voting Standard Amendment

The Elimination of the Supermajority Voting Standard Amendment to our Certificate of Incorporation would eliminate the Supermajority Voting Standard and provide that the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to effect any amendment, alteration or repeal of Article V: Directors of our Certificate of Incorporation, which includes provisions related to the Board’s powers, size and vacancies and the election, term and removal of directors.

This description of the Elimination of the Supermajority Voting Standard Amendment is qualified by the full text of the proposed amendment to our Certificate of Incorporation attached as Appendix B to this proxy statement.

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Effectiveness of the Elimination of the Supermajority Voting Standard Amendment

If this Proposal 3 is approved, the Elimination of the Supermajority Voting Standard Amendment would become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting if our stockholders approve the amendment.

If our stockholders approve both this Proposal 3 and Proposal 2, the Company would file promptly following the Annual Meeting the Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware setting forth each of the proposed amendments to our Certificate of Incorporation from both this Proposal 3 and Proposal 2, which will become effective upon filing with the Secretary of State of the State of Delaware.

If this Proposal 3 is not approved, the Supermajority Voting Standard in our Certificate of Incorporation will remain unchanged and in effect.

Vote Required

Approval of the Elimination of the Supermajority Voting Standard Amendment requires the affirmative vote of 66.7% in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. As a result, abstentions and broker non-votes will have the same effect as a vote AGAINST this proposal.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the approval of the Elimination of the Supermajority Voting Standard Amendment.

This Proposal 3 is separate from, and is not conditioned upon, the approval of Proposal 2 (Proposed Amendment to our Certificate of Incorporation to Declassify the Board). Your vote on Proposal 3 does not affect your vote on Proposal 2 and vice versa.

Recommendation of Our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING STANDARD.

Proposal 4: APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

Our Board is committed to continuous review and improvement of governance. As part of this commitment, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and as required by Rule 14a-21 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Board is providing our stockholders

12	2022 Proxy Statement

with an opportunity to cast an advisory (non-binding) vote on a resolution to approve the compensation of our Named Executive Officers (defined below under “Compensation Discussion and Analysis - Overview”).

The principal objective of our compensation programs is to attract, retain and motivate key executives responsible for our success by rewarding performance, both individual and business, in a way that is aligned with the Company’s and stockholders’ short and long-term interests, providing incentives that reward achievement of performance goals that are designed to correlate with the enhancement of stockholder value and tying a portion of our executive officers’ compensation to increases in stockholder value. We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our Named Executive Officers to exert their best efforts for our success. We describe our compensation policies and programs in more detail below in this proxy statement, including in the Compensation Discussion and Analysis.

As required by Section 14A of the Exchange Act, we are asking for stockholder approval of the compensation of our Named Executive Officers. The Board recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of Porch Group, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers identified in the Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Executive Compensation” in this proxy statement).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and will consider whether any actions are necessary to address those concerns. The Board has adopted a policy providing for an annual advisory vote to approve executive compensation. Unless the Board otherwise modifies this policy, the next advisory vote will be at the 2023 Annual Meeting of Stockholders.

Vote Required

The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal

Recommendation of Our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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PROPOSAL 5: Approval oF, on an advisory (non-binding) basis, the Frequency of Future Advisory Votes on Executive Compensation

General

As described in Proposal 4 above, the Company’s stockholders are being asked to approve, on an advisory basis, the Company’s executive compensation program for its Named Executive Officers. Pursuant to Section 14A of the Exchange Act, this Proposal 5 asks stockholders to cast an advisory vote on how often we should include an advisory vote on executive compensation in proxy materials for future stockholder meetings where compensation disclosure is required. Under this Proposal 5, stockholders may vote to have such a vote every year, every two years or every three years.

The Board recommends a vote every year (annually). The Company’s executive officer compensation design is evolving to have a greater a long-term focus. Accordingly, the Board believes that holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback as it continues to structure its executive compensation program.

Stockholders should note that because the advisory vote on executive compensation will occur after the beginning of the compensation year, in many cases, it may not be appropriate or feasible to re-assess or change our executive compensation program in connection with a particular year’s advisory vote on executive compensation.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on this proposal. Although the advisory vote is non-binding, the Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

Recommendation of Our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS select “one year” for the frequency of future advisory votes on executive compensation.

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PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

General

Our Board is asking our stockholders to ratify the appointment by the Audit Committee of Ernst & Young LLP (“E&Y”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2022. Stockholder ratification of such selection is not required by our Amended and Restated Bylaws (the “Bylaws”) or any other applicable legal requirement. However, our Board is submitting the selection of E&Y to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain E&Y for the fiscal year ending December 31, 2022. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.

E&Y has audited our financial statements since 2015. A representative of E&Y is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

The following table sets forth aggregate fees for professional service rendered by E&Y for the years ended December 31, 2021 and 2020.

	Years Ended
	December 31,
	2021	2020
Audit fees	$2,896,000	$1,981,000
Audit-related fees	503,000	423,000
Tax fees	673,000	276,000
All other fees	—	—
Total fees	$4,072,000	$2,680,000

For 2021, audit fees above are professional services for the annual audits of our financial statements and internal control over financial reporting, reviews of interim financial statements, professional consultations with respect to accounting issues directly related to the financial statement audit, and services rendered in connection with the filing of our registration statements and security offerings. Audit-related fees include fees and expenses for due diligence in connection with acquisitions, and related accounting consultations. Tax fees generally include fees related to tax compliance, tax planning and advice and tax due diligence in connection with acquisitions. There were no other fees billed for the years ended December 31, 2021 and 2020.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The

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Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Board Committees” and “Report of the Audit Committee.”

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by our Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.

The Audit Committee approved all services provided by E&Y during the years ended December 31, 2021 and 2020. The Audit Committee has considered the nature and amount of the fees billed by E&Y and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining E&Y’s independence.

Vote Required

The affirmative vote of the majority of our shares of common stock present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal 6. An abstention on Proposal 6 will have the same effect as a vote “AGAINST” Proposal 6. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 6.

Recommendation of Our Board and Audit Committee

OUR BOARD AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

16	2022 Proxy Statement

Report of the Audit Committee

The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the Audit Committee:

■	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2021 with management and E&Y;
■	discussed with E&Y the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
■	discussed the effectiveness of internal controls over financial reporting (ICFR), as well as other important financial accounting and reporting issues with management and E&Y;
■	received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board; and
■	discussed with E&Y their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC. The Audit Committee also appointed E&Y as our independent registered public accounting firm for fiscal year ending December 31, 2022.

Javier Saade Margaret Whelan
Submitted by the Audit Committee of the Board: Alan Pickerill, Chair Rachel Lam Maurice Tulloch

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CORPORATE GOVERNANCE

Classified Board

Our Board is divided into three classes of directors that serve staggered three-year terms. At each Annual Meeting of Stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Certificate of Incorporation and Bylaws authorize only our Board to fill vacancies on our Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.

In this proxy statement, Proposal 2 is our proposal to change from this classification of our Board to one where all directors will be elected annually beginning at the 2024 Annual Meeting of Stockholders. The Board has unanimously approved the Declassification Amendment to our Certificate of Incorporation, subject to stockholder approval.

Director Independence

Our common stock is listed on The Nasdaq Stock Market (“Nasdaq”). Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s Board. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating and Corporate Governance Committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, Compensation Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that, with the exception of our Chief Executive Officer, Matt Ehrlichman, each member of our Board is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our Board reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

18	2022 Proxy Statement

Board Leadership Structure – Lead Independent Director

Our corporate governance guidelines provide that the roles of Chairman of the Board and chief executive officer may be separated or combined. Our Board has appointed Matt Ehrlichman to serve as Chairman of the Board. As Chairman of the Board, Mr. Ehrlichman will preside at, and chair, board meetings and meetings of our stockholders, serve as liaison for stockholders who request direct communication with the board, and perform such additional duties as our Board may otherwise request.

On May 13, 2021, our Board adopted amendments to our corporate governance guidelines to provide for a lead independent director. If the Board does not have an independent Chairman, the independent members of the Board will elect a director to serve as lead independent director (the “Lead Director”) to facilitate the Board’s fulfillment of its responsibilities and promote efficient and effective Board performance and functioning. The Lead Director will serve a term of at least one year and until his or her successor is appointed, subject to earlier termination at sole discretion of a majority of independent directors or such person’s earlier departure from the position or Board.

In addition to presiding over meetings or sessions of the Board where the Chairman is not present, including but not limited to, regularly held executive sessions of the independent directors, and advise the Chairman of actions taken and material feedback provided, the Lead Director has clearly delineated and comprehensive duties, which include:

■	serving as the primary liaison between the Chairman and the independent directors;
■	previewing information to be provided to the Board;
■	consulting with the Chairman and CEO regarding meeting agendas for the Board;
■	assuring that there is sufficient time for discussion of meeting agenda items;
■	in collaboration with the Nominating and Corporate Governance Committee, be primarily responsible for and lead the Board's annual self-assessment (including of chairpersons);
■	has authority to call meetings of the independent directors; and
■	if requested by the Chairman and CEO and/or major stockholders, ensure availability for consultation and direct communication. The Chairman and CEO is the main spokesperson of the Company, however, the Lead Director shall play a support role if requested by the Chairman or the Board.

On March 17, 2022, Regi Vengalil was recommended as Lead Director by the Nominating and Corporate Governance Committee and was elected by a majority of independent directors to serve as Lead Director. Prior to Mr. Vengalil, Javier Saade served as the Company’s first Lead Director since May 2021.

Role of the Board in Risk Oversight

The Board has involvement in the oversight of risk management related to us and our business and accomplishes this oversight through (among other things) the regular reporting to the Board by the Audit Committee and from time to time by key advisors. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its periodic meetings with management, including the finance, accounting, legal, human resources, and information technology (including cybersecurity) functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives

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periodic detailed operating performance reviews from management. Finally, the Audit Committee also meets in periodic executive session with E&Y and external legal and other advisors.

The Board oversees the Company's risk management primarily through the following:

FULL BOARD
■
Board review and approval of management's annual business plan and budget, and review of management's strategic and liquidity plans.
■
Board review, on at least a quarterly basis, of business developments, strategic plans and implementation, liquidity, and financial results.
■
Board leadership of Chief Executive Officer succession planning and oversight of management succession planning.
■
Board oversight of capital spending and financings.
■
Board and committee executive sessions consisting solely of independent directors.

LEAD DIRECTOR
■
Reviews Board meeting agendas and planning.
■
Primarily responsible for and lead the Board's annual self-assessment (including of chairpersons).
■
Regular sessions with CEO and other independent directors.

AUDIT COMMITTEE
■
Audit Committee oversight of the Company's significant financial risk exposures (including credit, liquidity and legal, regulatory, and other contingencies), accounting and financial reporting, disclosure control and internal control processes, the internal audit function, and the Company's legal, regulatory, and ethical compliance functions.
■
Oversight of key cybersecurity and information technology matters.

COMPENSATION COMMITTEE
■
Compensation Committee review and approval regarding executive officer compensation and its alignment with the Company's business and strategic plans, and the review of compensation plans generally and the related incentives, risks and risk mitigants.

MERGERS AND ACQUISITIONS COMMITTEE
■
Mergers and Acquisitions Committee oversight of the Company’s acquisition and integration strategy, including review and analysis of potential acquisitions and investments as well as assessment of closed acquisitions and integration status, and general knowledge on how to create value with specific transactions.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
■
Nominating and Corporate Governance Committee select and Board nominees and oversight of Board structure and governance policies, including supporting Lead Director with annual Board self-assessment.
■
Oversight of directors’ and officers’ indemnification and insurance programs.
■
Oversight of ESG planning and program development.

Evaluations of the Board

The Board evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by our Lead Director, working in partnership with our Nominating and Corporate Governance Committee. The Board discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof or of the directors.

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Meetings of the Board

During the year ended December 31, 2021, our Board held nine meetings. During 2021, each person currently serving as a director attended at least 75% of the aggregate of the total number of meetings of the Board and each committee of which he or she was a member. The Company Corporate Governance Guidelines states that all Directors are expected to make every effort to attend all meetings of the Board and all meetings of the committees on which they serve. Each director is also encouraged and generally expected to attend the Company’s annual meeting of stockholders.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Mergers and Acquisitions Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board are described below. Copies of the charters for each committee are available on the investor relations page of our website at https://ir.porchgroup.com/. The information in or accessible through our website is not incorporated into, and is not considered part of, this proxy statement. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Our current Board standing committees and membership is as follows:

AUDIT	COMPENSATION	MERGERS & ACQUISITION	NOMINATING and CORPORATE GOVERNANCE
■ Alan Pickerill (Chair) ■ Rachel Lam ■ Maurice Tulloch	■ Maurice Tulloch (Chair) ■ Sean Kell ■ Asha Sharma	■ Regi Vengalil (Chair) ■ Sean Kell ■ Rachel Lam	■ Rachel Lam (Chair) ■ Alan Pickerill ■ Regi Vengalil

Audit Committee		Meetings in 2021: 8
Alan Pickerill (Chair)	Rachel Lam	Maurice Tulloch

Our Board determined that the members of our Audit Committee are independent within the meaning of Rule 10A-3 under the Exchange Act. Our Board also determined that Messrs. Pickerill and Tulloch are “Audit Committee financial experts” as defined by the applicable SEC rules.

Our Audit Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. The purpose of the Audit Committee, as set forth in its charter, is to prepare the Audit Committee report required by the SEC to be included in our proxy statement and to assist our Board in overseeing and monitoring:

■	the quality and integrity of our financial statements,
■	our compliance with legal and regulatory requirements,
■	the qualifications and independence and the performance of our internal audit function, and
■	the performance of our independent registered public accounting firm.

The Audit Committee is also responsible for the review the Company’s information technology and cybersecurity controls with members of the senior management team, as well as for evaluating the adequacy

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of such programs, compliance and controls with members of the senior management team. In particular, the Audit Committee meets with the senior management team at least bi-annually for appropriate review, evaluation and discussion of such Company’s programs, and receives, on a quarterly basis, read-outs of key developments from senior management.

Compensation Committee		Meetings in 2021: 4
Maurice Tulloch (Chair)	Sean Kell	Asha Sharma

Our Board has determined that each member of our Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Our Compensation Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. The purpose of the Compensation Committee, as set forth in its charter, is to assist our Board in discharging its responsibilities relating to:

■	review corporate goals and objectives relevant to chief executive officer compensation, evaluate at least annually the chief executive officer’s performance in light of those goals and objectives and determine and approve the chief executive officer’s compensation,
■	setting our compensation program and compensation of our executive officers and directors,
■	monitoring our incentive and equity-based compensation plans, and
■	preparing the Compensation Committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Mergers and Acquisitions Committee		Meetings in 2021: 5
Regi Vengalil (Chair)	Sean Kell	Rachel Lam

The purpose of the Mergers and Acquisitions Committee, as set forth in its written charter, is to assist our Board in discharging its responsibilities relating to

■	reviewing and evaluating the Company’s acquisition, investment and divestiture strategies,
■	evaluating acquisition, investment and divestiture opportunities, when and as appropriate,
■	review the performance of completed transactions (in the aggregate and individual transactions) with management, as the Committee deems necessary and appropriate,
■	assess integration of proposed and completed transactions and provide strategy for integration planning,
■	evaluate its performance on a periodic basis and develop criteria for such evaluation, and
■	periodically recommend any proposed changes to the Board for approval.

Nominating and Corporate Governance Committee		Meetings in 2021: 4
Rachel Lam (Chair)	Alan Pickerill	Regi Vengalil

Our Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards.

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Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. The purpose of our Nominating and Corporate Governance Committee, as set forth in its charter, is to assist our Board in discharging its responsibilities relating to:

■	identifying individuals qualified to become new members of the board of directors, consistent with criteria approved by the Board,
■	reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next Annual Meeting of Stockholders,
■	identifying members of the board of directors qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee,
■	reviewing director independence and the financial literacy and expertise of Audit Committee members and nominees who may be asked to serve on the Audit Committee, and make recommendations to the Board relating to such matters,
■	reviewing and recommending to the board of directors corporate governance principles applicable to us,
■	reviewing and making recommendations in connection with directors’ and officers’ indemnification and insurance matters, including directors’ and officers’ liability insurance coverage,
■	overseeing the evaluation of the board of directors and management,
■	overseeing the Company’s environmental, sustainability and governance (“ESG”) efforts and progress, including the review of any ESG-related disclosures, and
■	handling such other matters that are specifically delegated to the committee by the Board from time to time.

In the process of identifying, screening and recommending director candidates to the full Board, our Nominating and Corporate Governance Committee takes into consideration the needs of the Board and the qualifications of the candidates, such as their general understanding of various business disciplines and the Company’s business environment, their educational and professional background, analytical ability, independence, diversity of experience and viewpoints, and their willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders are served. When searching for new directors, the Nominating and Corporate Governance Committee will actively seek out women and individuals from minority groups to include in the pool from which nominees for the Board are chosen. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis that it evaluates other nominees for director.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines, which provide the framework for our corporate governance along with our Certificate of Incorporation, Bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, existence and scope of Lead Director role, board membership criteria, conflicts of interest, and board committee composition.

Plurality Plus Voting for Directors; Director Resignation Policy

Pursuant to our Certificate of Incorporation and our Amended and Restated Bylaws, directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote

ir.porchgroup.com	23

thereon at an Annual Meeting of Stockholders. In April 2022, our Board adopted an amendment to our corporate governance guidelines to include a “plurality plus” voting standard for the election of directors, which provides that, in an uncontested election of directors, any director nominee who receives more “WITHHOLD” votes than “FOR” votes at a stockholder meeting at which he or she is elected shall tender his or her resignation to the Board promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board shall act on the recommendation and publicly disclose its decision (by press release, SEC filing or any other public means of disclosure deemed appropriate) regarding the tendered resignation within 90 days following certification of the election results. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

In addition, pursuant to our Corporate Governance guidelines, each director is expected to promptly disclose to the Board any existing or proposed relationships or transactions that involve or could give rise to a conflict of interest. If a significant conflict of interest involving a director cannot be resolved (e.g., by recusing herself or himself from deliberation of a particular matter), the director should promptly tender a resignation to the Board. The Nominating and Corporate Governance Committee shall then review the appropriateness of that director’s continued service on the Board in light of the conflict and make a recommendation to the Board as to whether the resignation should be accepted.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, employees, officers, consultants and independent contractors. The code of business conduct and ethics codifies the business and ethical principles that govern all aspects of our business. A copy of the code of business conduct and ethics has been filed with the SEC and will be provided without charge upon written request to our General Counsel and Secretary, in writing at 411 First Avenue South, Suite 501, Seattle, WA 98104. A copy of the code of business conduct and ethics can also be found at https://ir.porchgroup.com/corporate-governance/governance-documents. The Company intends to disclose any amendments to or waivers of certain provisions of its code of business conduct and ethics on our website.

Stock Ownership by Directors

Our Board believes that an ownership stake in the Company strengthens the alignment of interests between directors and stockholders. Accordingly, each non-employee director is required to own common stock (or equivalents) having a value of at least three times the annual cash retainer fee, within five years of becoming a director. In the event that the annual retainer fee is increased, non-employee directors will have three years to meet the new ownership guidelines. Our Board will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship.

Prohibition on Hedging and Pledging of Company Securities

The Company has a policy that prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. However, non-employee directors may pledge Company securities as collateral for a loan or other financing arrangement only with prior written approval of the General Counsel, after conferring with the Nominating and Corporate Governance Committee. If the pledging transaction is approved, any pledged Company stock shall not be counted towards the non-employee director’s stock ownership and retention requirements.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our Board or any individual director may send written communications to our Board or such director c/o General Counsel and Secretary, Porch Group, Inc. 411 First Avenue South, Suite 501, Seattle, WA 98104. The communication must include the stockholder’s full legal

24	2022 Proxy Statement

name (and, with respect to entity stockholders, the full legal names of such entity’s owners), address, email, phone number, and an indication that the person is our stockholder. The General Counsel and Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our Board, based on the subject.

Compensation Committee Interlocks and Insider Participation

During 2021, our Compensation Committee consisted of Chris Terrill (full year), Asha Sharma (September to December), Maurice Tulloch (September to December), Thomas D. Hennessy and Margaret Whelan (January to August). Mr. Hennessy and Ms. Whelan each resigned from the Board on August 12, 2021, following the successful completion of the business combination. No member of the Compensation Committee was, during the last year, an officer or employee of the Company or its subsidiaries; however, Ms. Sharma previously served as Chief Operating Officer and Chief Marketing Officer of Legacy Porch. In addition, during 2021, there were no Compensation Committee interlocks required to be disclosed.

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EXECUTIVE OFFICERS

The following table sets forth information with respect to our executive officers as of April 13, 2022:

Matt Ehrlichman	Marty Heimbigner	Matthew Neagle
Chief Executive Officer and Chairman	Chief Financial Officer	Chief Operating Officer

Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Matt Ehrlichman is provided above in “Proposal 1 — Continuing Class III Directors.”

Marty Heimbigner	Age: 63

Marty Heimbigner is Chief Financial Officer for the Company, a position he has held since June 2020. Before joining the Company, Mr. Heimbigner served as Chief Financial Officer of WASH Multifamily Laundry Systems, LLC from December 2017 to May 2020. Before that, Mr. Heimbigner served as Chief Financial Officer of TheMaven, Inc. from March 2017 to December 2017. Additionally, Mr. Heimbigner was a partner at Pacific CFO Group, LLC from November 2012 to June 2020, where he served as an advisor and senior finance and accounting executive at client companies of the firm. From November 2014 to May 2016, Mr. Heimbigner was Chief Financial Officer of BSQUARE Corporation. From January 2003 to November 2012 Mr. Heimbigner was a partner with Tatum LLC, where he similarly served in senior finance and accounting executive roles with client companies. From January 2009 to April 2010 Mr. Heimbigner was President, Chief Executive Officer and a director at City Bank, headquartered in Lynnwood, Washington. He has held other senior partner or financial leadership positions earlier in his career at companies including Demand Media, Intelligent Results (acquired by First Data), Airbiquity Inc., Washington Energy Company, and KPMG. Mr. Heimbigner holds a B.A. from Washington State University and an Executive M.B.A. degree from the University of Washington. He is a Certified Public Accountant in the State of Washington.

On April 1, 2022, the Company announced it had mutually agreed with Mr. Heimbigner to begin a search for Mr. Heimbigner’s successor. In order to assist with an orderly transition of his responsibilities, Mr. Heimbigner is expected to remain as Chief Financial Officer for up to six months following the announcement.

Matthew Neagle	Age: 43

Matthew Neagle is Chief Operating Officer for the Company. As Chief Operating Officer, Mr. Neagle leads efforts to drive organic growth of the Company’s software and services platform and manages the day-to-day rhythms of the business. Previously, Mr. Neagle also served as Legacy Porch’s Chief Revenue Officer from March 2017 to July 2020, Legacy Porch’s Chief Customer Officer from January 2016 to March 2017 and Legacy Porch’s Vice President, Operations from July 2014 to January 2016. Prior to joining the Company, Mr. Neagle worked at Amazon, leading the expansion of Kindle into stores in China, India, and Japan and at Google, leading the teams to help small businesses to acquire and retain customers online through AdWords. Mr. Neagle is a long-time leader, alumnus and supporter of AIESEC, the world’s largest student organization. Mr. Neagle holds a B.A., B.S.E. and M.B.A. from the University of Michigan.

26	2022 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED Person TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the sections titled Director Compensation” and “Executive Compensation,” we describe below any transaction, arrangement or relationship, in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; the Company or any of its consolidated subsidiaries is or will be a participant; and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions

Indemnification Agreements

In connection with the December 2020 business combination of Legacy Porch and PTAC, the Company entered into indemnification agreements with its directors and executive officers. Those indemnification agreements and the Bylaws require the Company to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Grant of Restricted Stock to Ehrlichman

Mr. Ehrlichman was granted a restricted stock award under the 2012 Plan which was converted into an award of 1,000,000 restricted shares of the company upon the closing of the business combination. The award will vest in one-third installments if certain stock price triggers are achieved within 36-months following the closing of the Merger as follows: (i) one-third (1/3) of the shares will vest if the closing price of a Company share is greater than or equal to $18.00 over any 20 trading days within any 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a Company share is greater than or equal to $20.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a Company share is greater than or equal to $22.00 over any 20 trading days within any 30-consecutive trading day period. As of December 31, 2021, only the shares described in clause (iii) of the prior sentence had not vested. If Mr. Ehrlichman’s employment with the Company or its affiliates is terminated prior to the award being fully vested, then the award will be terminated and cancelled, provided that if Mr. Ehrlichman’s employment is terminated by the Company or its affiliates without Cause or Mr. Ehrlichman resigns due to Good Reason (in each case, as defined in the award agreement), the award will remain outstanding and will vest to the extent the stock price triggers are achieved during the 36-month period.

Procedures with Respect to Review and Approval of Related Person Transactions

The Company’s Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

■	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Company’s Board;
■	any person who is known by the Company to be the beneficial owner of more than five percent (5%) of our voting stock;

ir.porchgroup.com	27

■	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and
■	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

The Company also adopted policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its Audit Committee charter, the Audit Committee will have the responsibility to review related person transactions.

28	2022 Proxy Statement

Director Compensation

The Company’s historical director compensation program has consisted of cash and equity compensation. With respect to 2021, each non-employee director earned cash fees and received RSU (“RSU”) awards in the Company’s non-employee director compensation program as set forth below. Employee directors are not compensated for their additional service provided to our Board and thus are not included. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

■	Annual Board Cash Retainer: $30,000
■	Annual RSU Award: $80,00
■	Annual Committee Member Retainers (paid in RSUs):
o	Audit Committee: $10,000
o	Compensation Committee: $5,000
o	Nominating and Corporate Governance Committee: $3,250
o	M&A Committee: $5,000
■	Annual Additional Committee Chair Retainers (paid in RSUs):
o	Audit Committee: $20,000
o	Compensation Committee: $10,000
o	Nominating and Corporate Governance Committee: $7,500
o	M&A Committee: $10,000
■	Annual Lead Independent Director:
o	Cash: $31,875 (paid in quarterly installments)
o	RSU Award of $31,875

The number of RSUs to be granted on the grant date shall be the nearest whole number of shares as determined by dividing the dollar value of the Award or Retainer by the closing market price of the Company’s common stock as listed on the NASDAQ on the grant date, and if the grant date does not fall on a NASDAQ trading day, then on the last trading day prior to the grant date

Under the non-employee director compensation program, the RSU awards will vest on the one (1) year anniversary of the grant date, with the resale restrictions applicable to two-thirds (2/3) of the RSUs expiring in equal increments on the first and second anniversaries of the vesting date. The RSUs will vest and the resale restrictions will lapse in the event the director ceases to serve on the board due to death, disability or removal without cause. In addition, in the event of a change in control in which the awards are not effectively assumed, the RSUs will vest in full and the resale restrictions will lapse. For RSU awards granted in 2021 for service between the closing of our business combination and our 2021 Annual Meeting of Stockholders, such RSUs awards vested on the date of the 2021 Annual Meeting of Stockholders.

ir.porchgroup.com	29

2021 Director Compensation Table

The following table sets forth information for the year ended December 31, 2021 regarding the compensation awarded to or earned by certain of the Company’s non-employee directors. Mr. Ehrlichman, the Company’s Chief Executive Officer, does not receive any additional compensation for his service as a member of the Company’s Board. Please see the 2021 Summary Compensation Table for the compensation paid or awarded to Mr. Ehrlichman for 2021.

	Paid in Cash	Stock Awards	Total
	($)(1)	($)(2)	($)
Joseph Hanauer(3)	$52,500	$0	$52,500
Thomas Hennessey(4)	22,500	143,374	165,874
Sean Davis Kell(5)	0	0	0
Rachel Lam(6)	15,000	86,197	101,197
Alan Pickerill(7)	30,000	155,833	185,833
Javier Saade(8)	61,875	179,024	240,899
Asha Sharma(9)	30,000	126,970	156,970
Chris Terrill(10)	30,000	139,580	169,580
Maurice Tulloch(11)	15,000	91,263	106,263
Regi Vengalil(12)	30,000	135,833	165,833
Margaret Whelan(13)	22,500	143,374	165,874

(1)	This column reports the amount of cash compensation earned in 2021 for annual Board, and if applicable, Lead Independent Director or Shareholder Representative ($25,000), service.
(2)

Amounts shown reflect the aggregate grant date fair value of RSU awards granted during 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be realized by the directors. Includes an estimate of the grant date fair value for RSUs which were granted in 2021 but were subsequently forfeited due to resignation. Stock awards consist of RSUs valued using the closing price of Porch common stock on the NASDAQ on the grant date.

(3)	Mr. Hanauer resigned from the Board f on March 12, 2021, and, as a result all RSUs outstanding on of the date of resignation were forfeited.
(4)

On March 23, 2021, Mr. Hennessy was granted an RSU award for Board and committee service for the period from December 20, 2020 through June 9, 2021, which RSU award vested in full on June 9, 2021. Mr. Hennessy, a director of the former special purpose acquisition corporation (SPAC), resigned from the Board on August 12, 2021, following the successful completion of the business combination and, as a result, 4,641 RSUs outstanding on of the date of resignation were forfeited.

(5)	Mr. Kell was appointed to the Board on March 17, 2022, and therefore had no 2021 compensation.
(6)	Ms. Lam was appointed to the Board on August 12, 2021. Ms. Lam had 4,630 RSUs outstanding at December 31, 2021.
(7)

On March 23, 2021, Mr. Pickerill was granted an RSU award for Board and committee service for the period from December 20, 2020 through June 9, 2021, which RSU award vested in full on June 9, 2021. Mr. Pickerill had 26,423 vested stock options, 8,808 unvested stock options, and 5,044 RSUs outstanding at December 31, 2021.

(8)

On March 23, 2021, Mr. Saade was granted an RSU award for Board and committee service for the period from December 20, 2020 through June 9, 2021, which RSU award vested in full on June 9, 2021. Mr. Saade had 6,320 RSUs outstanding at December 31, 2021. Mr. Saade served as Lead Independent Director in 2021.

(9)

On March 23, 2021, Ms. Sharma was granted an RSU award for Board and committee service for the period from December 20, 2020 through June 9, 2021, which RSU award vested in full on June 9, 2021. Ms. Sharma had 172,140 vested stock options, and 4,141 RSUs outstanding at December 31, 2021.

(10)

On March 23, 2021, Mr. Terrill was granted an RSU award for Board and committee service for the period from December 20, 2020 through June 9, 2021, which RSU award vested in full on June 9, 2021. Mr. Terrill had 4,607 RSUs outstanding at December 31, 2021.

(11)	Mr. Tulloch was appointed to the Board on August 12, 2021. Mr. Tulloch had 4,914 RSUs outstanding at December 31, 2021.
(12)

On March 23, 2021, Mr. Vengalil was granted an RSU award for Board and committee service for the period from December 20, 2020 through June 9, 2021, which RSU award vested in full on June 9, 2021. Mr. Vengalil had 4,397 RSUs outstanding at December 31, 2021.

30	2022 Proxy Statement

(13)

On March 23, 2021, Ms. Whelan was granted an RSU award for Board and committee service for the period from December 20, 2020 through June 9, 2021, which RSU award vested in full on June 9, 2021. Ms. Whelan, a director of the former special purpose acquisition corporation (SPAC), resigned from the Board on August 12, 2021, following the successful completion of the business combination and, as a result, 4,641 RSUs outstanding on of the date of resignation were forfeited.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are providing our initial CD&A in this proxy statement, following the end of our emerging growth company status at year-end 2021. This CD&A describes the philosophy, objectives, process and components of our 2021 compensation program for the following named executive officers (collectively, the “Named Executive Officers” or “NEOs”).

Matt Ehrlichman	Marty Heimbigner	Matthew Neagle
Chief Executive Officer and Chairman ■ Porch Group Chairman and CEO since December 2020 ■ Legacy Porch CEO since 2011	Chief Financial Officer ■ Legacy Porch and Porch Group CFO since June 2020 ■ Announced separation on March 30, 2022, with service as CFO to continue for up to six months	Chief Operating Officer ■ Legacy Porch and Porch Group COO since July 2020 ■ Legacy Porch Chief Revenue Officer from March 2017 to July 2020

We expect that the Company’s executive compensation philosophy and program will continue to evolve to reflect its status as a maturing publicly-traded company, while still supporting the Company’s overall business and compensation objectives. The Compensation Committee is responsible for administering the Company’s executive compensation program and has engaged with third party professional service firms to help advise on the Company’s executive compensation program.

Our Compensation Philosophy

key objectives OF OUR COMPENSATION philosophy:

■
Provide total compensation opportunities that align to the competitive market
■
Allow for above-market total compensation based on performance, including through utilization of performance-based equity as a significant portion of the equity grant value
■
Include appropriate risk mitigants in incentive programs

In order to achieve the Company’s strategic vision of reinventing the homeownership journey, the Compensation Committee and Company are committed to providing a market-competitive total compensation program to attract and motivate a competent and highly-qualified workforce and to retain top-performing industry employees. Our compensation philosophy also intends to address the shared interests of many of the Company’s stakeholders. In 2021, the Compensation Committee utilized a preliminary, flexible philosophy to guide our transition as a new public company.

ir.porchgroup.com	31

The Compensation Committee uses benchmarking for the NEOs as a reference point to align with the competitive market. In 2021, the Compensation Committee targeted the market median for base salary and target total cash compensation, and the 75th percentile of market for annual long-term equity awards (excluding the Together We Win Program described below, and above 75th percentile in limited circumstances). However, the Compensation Committee retains and utilizes significant discretion and flexibility to vary from benchmarking targets based on Company and individual performance, the person’s scope of role, skills, experience and criticality to the business, internal pay equity and similar factors.

The Compensation Committee is committed to designing our incentive programs to align with our long-term strategy and further enhance pay-for-performance.

2021 Performance Highlights

Porch is a vertical software platform for the home, providing software and services to over 24,000 home services companies, such as home inspectors, mortgage companies and loan officers, title companies, moving companies, real estate agencies, utility companies, roofers, and others. Porch helps these service providers grow their business and improve their customer experience. Porch also makes the moving process easier for homebuyers by helping them save time and make better decisions about critical services, including insurance, warranty, moving, security, TV/Internet, home repair and improvement. For certain services such as insurance and warranty , Porch can provide its own product to consumers. Porch has two reportable segments: the Vertical Software segment and the Insurance segment.

In 2021, our first full year as a public company, we continued to grow our position in our key verticals such as home inspection, expanded into new software verticals such as mortgage and title, enhanced our insurance and warranty offerings via the acquisitions of Homeowners of America and American Home Protect, increased our insurance footprint into many new states, and raised capital to fund future growth.

2021 Key financial and operational highlights
✓
Total Revenue of $192.4 million, an increase of 166% from total Revenue of $72.3 million for 2020
✓
GAAP net loss of $106.6 million, compared to a GAAP net loss of $54.0 million for 2020
✓
Adjusted EBITDA (loss)* for the full year 2021 totaled ($24.0) million or -12.5% of total Revenue, an improvement on a percentage basis from the Adjusted EBITDA (loss) of ($18.3) million or -25% of total Revenue for the full year 2020.
✓
Software and services to companies:
o
Average number of companies increased to 24,603 from 11,157 in Q4 2020
o
Average revenue per company per month increased 26% to $699 from $556 in Q4 2020
✓
Monetized services for customers:
o
Number of monetized services was 260,352 in Q4 2021, up from 169,949 in Q4 2020
o
Average revenue per monetized service* was $132, a 35% increase from $98 in Q4 2020
✓
$325 million of cash as of year-end

32	2022 Proxy Statement

2021 insurance segment highlights
✓
greater than 300,000 policyholders
✓
greater than a $400 million gross written premium run rate
✓
89% policyholder retention rate as of year end
✓
expanded into an additional six states for a total of 12 as of year end

2021 software segment highlights
✓ expanded into mortgage and title verticals ✓ enhanced customer offerings ✓ began offering brands differentiated marketing to movers with the acquisition of V12

* See Appendix C of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the reconciliation of Adjusted EBITDA (loss) to net income, which is the most directly comparable measure under generally accepted accounting principles in the United States (“GAAP”), and Adjusted EBITDA (loss) as a percentage of Revenue. See Appendix D of this Proxy Statement, entitled “Use of Non-GAAP Key Performance Measures,” for the reconciliation of Average Revenue per Monetized Service.

Public Company Transition and An Evolving NEO Compensation Program

The Compensation Committee reviews and approves, or from time to time may recommend to the independent directors of the Board to approve, the compensation for the NEOs and the design and implementation of the NEO compensation program. The Compensation Committee also is responsible for overseeing and evaluating related

ir.porchgroup.com	33

policies. Our business combination in December 2020 had a significant impact on our NEO compensation program in 2021, and we continue to evolve our compensation practices as described in detail below.

NEO Compensation
	2021	Considerations for 2022 and Beyond
Compensation Philosophy	■ Preliminary, flexible philosophy guiding transition for a new public company ■ Identify and create new peer group as a public company
■
An evolving compensation philosophy as we mature as a public company, including enhancing and balancing incentives that align with pay-for-performance
■
Assess comparable peers as we evolve and mature as a public company, reflecting changes in revenue and market capitalization, among other factors

Short-term Incentive
■
No guaranteed bonuses, subject to discretion for new hires
■
Discretionary bonus program, with fixed payout caps
■
Utilizing Company performance measures as the primary guideposts
■
Company discretion to pay in cash or equity awards, following the performance period

■
No guaranteed bonuses, subject to discretion for new hires
■
A pre-approved, objective bonus plan, with fixed payout caps, that is performance based
■
Consideration to lock-in payment of cash, equity or a ratio thereof when establishing the program for the specified year

Long-term Incentive
■
Equity grant programs tailored to each NEO with different purposes, objectives and terms
■
Varied grant timing
■
Use of stock options, RSUs and performance-based RSUs (PRSUs)
■
PRSUs representing significant portion of program, with stock price hurdles as performance measure

■
An annual equity program, generally with consistent terms
■
Establish annual grant timing within 30 days following fourth quarter earnings announcement
■
Use of RSUs and PRSUs, although equity vehicles may evolve over time
■
We expect PRSUs to represent a more significant portion of program over time

34	2022 Proxy Statement

NEO Compensation
	2021	2022 and Beyond
Employment agreements and severance/change-in-control benefits
■
Offer letters for new hires; severance and change-in-control benefits primarily in equity award agreements
■
Double-trigger change-in control benefits, except limited new hire benefit for CFO in connection with Legacy Porch transaction

■
Entered into employment agreements and/or amended offer letters with the NEOs in February 2022, with specified severance and change-in-control benefits superseding equity award agreement treatment
■
Continuation of double-trigger change-in control benefits

Equity-related policies	■ Prohibition on hedging and pledging of our securities ■ Recoupment provisions in certain equity award agreements	■ Prohibition on hedging and pledging of our securities ■ Recoupment policy applicable to the NEOs ■ Executive stock ownership guidelines
Limited use of perquisites and benefits	■ No defined benefit, supplemental executive retirement or nonqualified deferred compensation plans ■ No tax gross-ups for severance payments

The timing of compensation determinations by the Compensation Committee for the 2021 NEO compensation program—in particular, the PRSUs and RSUs granted to Mr. Ehrlichman in February 2022, which were considered part of 2021 compensation by the Compensation Committee—were impacted by the change of its independent compensation consultant in April 2021 and the change in Compensation Committee membership (including the Chair role) in August 2021 due to director resignations. The departing directors were part of the PTAC special purpose acquisition company, represented two of the three Compensation Committee members (including the Chair), and each determined to conclude his or her Board service after helping guide Porch through a successful public company transition. Two new directors were appointed to the Compensation Committee in September 2021, and a new Chair was concurrently appointed.

Further, beginning in our proxy statement for our 2023 Annual Meeting of Stockholders, we will annually disclose our CEO pay ratio.

ir.porchgroup.com	35

2021 Key Compensation Components

Element	Philosophy & Objective	Component	Key Features
Salary	■ Attracts talent in a competitive market ■ Incentivizes achievement of individual performance goals ■ Provides stable income during downturns in our industry or economy	■ Cash
■
Established initially based on benchmarking and internal pay equity, as well as expertise and experience
■
Annual review based on benchmarking, individual and Company performance, job responsibilities and internal pay equity

Short-Term Incentive Awards	■ Although discretionary, supports a “pay-for-performance” culture in practice due to payout based on two key Company performance metrics
■
Cash, vested equity awards, or a combination of both, at discretion of Compensation Committee
■
Performance metrics are a combination of Revenue and Adjusted EBITDA (loss), with target performance goals aligned with Board-approved budget
■ Bonus target as percent of base salary (other than for Mr. Heimbigner) ■ Payout range from 0-200% for CEO and 0-175% for COO
Equity Awards
■
Aligns with the long-term interests of stockholders
■
Reinforces long-term strategic business objectives
■
Multiple equity vehicles provide diverse incentives – RSUs provide full value on grant to serve retention needs, and PRSUs are focused on upside and value creation
■ Grants of PRSUs and RSUs
■
PRSUs:
■
Three tranches, each tranche earned based upon achievement of stock price hurdle within specified performance period
■
Post-vesting holding period for CEO awards
■
RSUs subject only to time-based vesting

2021 Compensation Determinations

We compensate the NEOs through a combination of base salary, annual cash bonuses, long-term incentives and other benefits as described below.

BASE SALARY

Base salaries are reviewed on at least an annual basis. For Mr. Ehrlichman and Mr. Neagle, base salary increases in 2021 were at the discretion of the Compensation Committee primarily based on benchmarking against our peer group, individual performance and retention factors. As discussed below, due to the change in compensation consultants, as well as our evolving compensation philosophy, Mr. Neagle’s base salary was reevaluated multiple times during 2021, which resulted in increases to Mr. Neagle’s salary. Accordingly, in March 2021, Mr. Neagle's base salary increased from $310,000 to $360,000 per year, and in October 2021 increased to $400,000 per year. In October 2021, Mr. Ehrlichman's base salary increased from $420,000 to $600,000 per year. Mr. Heimbigner’s base salary was determined pursuant to his offer letter and remained unchanged following an increase in December 2020 in connection with the closing of our business combination.

36	2022 Proxy Statement

The following table sets forth the base salaries in effect for the NEOs at December 31, 2020 and 2021.

Name	2020 ($)	2021 ($)
Matthew Ehrlichman	420,000	600,000
Matthew Neagle	310,000	400,000
Martin Heimbigner	300,000	350,000

SHORT-TERM INCENTIVE AWARDS

Each of the NEOs received discretionary bonuses with respect to 2021 performance. For Messrs. Ehrlichman and Neagle, bonus targets were set as a percentage of base salary (using the actual eligible paid salary in the applicable year). The establishment of the bonus targets for the 2021 performance year for Mr. Ehrlichman and Mr. Neagle, and the subsequent increase for Mr. Neagle, were at the discretion of the Compensation Committee and primarily based on benchmarking against our peer group, individual performance and retention factors, and specifically, with respect to Mr. Neagle, this depth of experience and leadership was viewed as being critical to the continued growth of the company.

The following table sets forth the bonus targets in effect for Messrs. Ehrlichman and Neagle in 2020 and 2021.

Name	2020	2021
Matthew Ehrlichman	―	100%
Matthew Neagle	―	100%

As noted above, in 2021, the NEO bonuses were considered discretionary. Although no formal bonus plan was established by the Compensation Committee, the Compensation Committee was guided by and relied on the same two Company performance measures utilized for the corporate bonus plan for key corporate employees that do not work directly for a business unit – the achievement of a combination of Revenue and Adjusted EBITDA (loss) against the Company’s 2021 budget approved by the Board in January 2021. These performance metrics, which are shared publicly, are also reviewed by the Audit Committee. The performance goals established under the corporate bonus plan, further described below, were intended to be reasonably challenging and designed to appropriately incentivize and reward strong performance.

Our Compensation Committee determined that it was appropriate to use the performance metrics described above because they are viewed as key performance metrics aligned with profit and loss, and earnings performance and are viewed as supporting overall stockholder value creation. Porch management uses these non-GAAP financial measures as supplemental measures of Porch’s financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. Porch believes that the use of these non-GAAP financial measures provides investors with useful information to evaluate Porch’s operating and financial performance and trends and in comparing Porch’s financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, Porch's definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. The corporate bonus plan utilizes the same definition of Revenue and Adjusted EBITDA (loss) as are used for purposes of the Company’s external reporting to stockholders with adjustments (if any) approved on an exception basis by the Compensation Committee as detailed below.

■	Adjusted EBITDA (loss) is defined as net income (loss) adjusted for interest expense, net, income taxes, other expenses, net, depreciation and amortization, certain non-cash long-lived asset impairment charges, stock-based compensation expense and acquisition-related impacts, including compensation to the sellers that requires future service, amortization of intangible assets, gains (losses) recognized on changes in the value of contingent consideration arrangements, if any, gain or loss on divestures and certain transaction costs.

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■	Adjusted EBITDA (loss) as a percentage of Revenue is defined as Adjusted EBITDA (loss) divided by GAAP total Revenue.

See Appendix C of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the reconciliation of Adjusted EBITDA (loss) to net income, which is the most directly comparable measure under generally accepted accounting principles in the United States (“GAAP”), and Adjusted EBITDA (loss) as a percentage of Revenue.

Given our significant acquisition strategy, the corporate bonus plan addressed acquisition impacts on the performance goals when established by management. The plan provided that certain named acquisitions be counted fully towards achievement of such goals, and that corresponding adjustments to the performance goals would be made for a specified acquisition if it did not close around the time such closing was forecasted. The plan also established that any new acquisitions for consideration of at least $10 million would be added on a pro forma basis to the performance goals based on a mid-case plan, and be included in the actual performance. When the Committee evaluated the NEO discretionary bonuses for Messrs. Ehrlichman and Neagle after year-end 2021, it utilized the corporate bonus plan metrics reflecting such acquisition treatment.

In 2021, the Compensation Committee approved the following additional adjustments to such performance metrics as part of evaluating the discretionary bonuses for Messrs. Ehrlichman and Neagle:

■	Neutralizing certain changes in accounting treatment since the Board-approved budget, including for certain intercompany matters
■	Neutralizing the impact of certain expenses that were accelerated into 2021 at the request of management

The final value of the 2021 discretionary bonuses for Messrs. Ehrlichman and Neagle were determined by multiplying their applicable bonus targets by an earned multiplier based on satisfaction of the applicable performance metrics. The earned multiplier is 50% for the CEO and 30% for the COO for threshold performance for the combined metrics (each of which is weighted at 50%), 100% for target performance for the combined metrics and 200% for the CEO (or 175% for the COO) for maximum performance for the combined metrics. The actual performance for Revenue and Adjusted EBITDA (loss) was $192.4 million and -12.5%, respectively. The corporate bonus plan established by management further includes a detailed achievement table for various combinations of the two metrics, which the Compensation Committee also took into consideration when determining the NEO discretionary bonuses in 2021.

		Adjusted Revenue)
	Revenue ($)	Adjusted EBITDA (% of Revenue)
Threshold Performance	170.0M	> (13.5%)
Target Performance	174.0M	(10.5%)
Maximum Performance	215.0M	< (7.5%)
Earned Multiplier – CEO	137%
Earned Multiplier – COO	120%

In addition, pursuant to the terms of his 2020 offer letter with the Company, Mr. Heimbigner was eligible to receive, for 2021, a discretionary bonus of $105,000 in cash or a restricted stock grant with a value of $200,000 with one-year vesting. Based on the foregoing performance, the Compensation Committee approved such discretionary bonus and Mr. Heimbigner received a cash payment.

38	2022 Proxy Statement

Accordingly, the following Short Term Incentive (discretionary) bonuses were earned in 2021.

Name	Earned Bonus (% of Base Salary)	Earned Bonus ($)
Matthew Ehrlichman	137	822,840
Matthew Neagle	120	433,876
Martin Heimbigner	―	105,000

Subject to agreement otherwise, an employee must be employed on the date the Compensation Committee approves the bonus payment in order to be eligible to receive such bonus. The Compensation Committee elected to have the Company pay the NEO discretionary bonuses, as well as the corporate plan bonuses, in cash (60%) and immediately vested RSUs (40%). Accordingly, Mr. Ehrlichman received $493,704 in cash, and 46,743 RSUs, and Mr. Neagle received $260,326 in cash, and 24,647 RSUs. The 2021 bonuses, along with Mr. Heimbigner’s discretionary bonus described above, were paid on April 8, 2022.

ADDITIONAL CFO BONUS PROGRAMS

In addition to the discretionary bonus referenced above, Mr. Heimbigner’s offer letter, as amended, provided for certain additional bonus opportunities in 2021 as set forth below.

■	If the Company had more than two times unrestricted cash or cash equivalents relative to debt before the end of 2021, Mr. Heimbigner was eligible earn an additional bonus, at his election, of $50,000 in cash or $100,000 in restricted stock subject to a one-year vesting period. Based on the Company’s performance, the Compensation Committee approved such discretionary bonus in full, which was paid in cash on April 8, 2022.
■	If the Company had M&A-related growth in EBITDA of $10 million or more in 2021, he was eligible earn an additional bonus, at his election, of $50,000 in cash or $100,000 in restricted stock subject to a one-year vesting period. Based on the Company’s performance, the Compensation Committee approved such discretionary bonus in full, which was paid in cash on April 8, 2022.
■	When Mr. Heimbigner’s offer letter was amended in February 2022, the amendment provided that he also was eligible for a special discretionary bonus of up to $100,000 related to the completion of the 2021 financial audit and related controls assessment process to the satisfaction of the Board. This special discretionary bonus was not approved.

EQUITY AWARDS

The long-term incentive program for the NEOs in 2021 reflected our transition to a new public company, with multiple equity grant programs with different purposes, objectives and terms. Each of the equity awards was granted pursuant to the Porch Group, Inc. 2020 Stock Incentive Plan (the “2020 Stock Plan”).

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2021 NEO Compensation Program Grants

The grant value of the annual equity awards for each NEO in 2021 that were considered by the Compensation Committee to be part of the 2021 NEO compensation program were as follows. As described below, the Together We Win Program will not be a continuing part of the Company’s annual compensation program.

Name	Together We Win RSU ($)	2021 Annual PRSU ($)	2021 Annual RSU ($)
Matthew Ehrlichman*	6,000,000	3,750,000	1,250,000
Matthew Neagle	2,200,000	800,000	1,200,000
Martin Heimbigner**	―	―	―
*

This chart reflects certain PRSUs and RSUs which were granted to Mr. Ehrlichman in February 2022. and are not included in the 2021 Summary Compensation Table due to the timing of grant, although such awards were considered part of 2021 compensation by the Compensation Committee.

**	See below for a description of Mr. Heimbigner’s new hire equity awards granted in 2020 and an additional equity award in 2021.

Each PRSU represents the right to receive, upon vesting and satisfaction of the performance conditions, one share of common stock of the Company. The PRSUs vest in one-third installments based on the achievement of specified stock price hurdles. Each such PRSU award vests ratably on a quarterly basis on the first day of each quarter, beginning January 1, 2022, over a 30-month vesting period, provided the applicable NEO continues to serve as an employee of the Company through the applicable vesting date (subject to specified exceptions).

The Compensation Committee determined to use PRSUs with specified stock price hurdles because such award vehicle is transparent and directly aligned with stockholder value. Further, the Compensation Committee believed it would be challenging to establish effective long-term, objective financial and operational performance goals due to the Company’s recent business combination and its significant growth strategy (including through numerous acquisitions and related integration activities).

Each RSU represents the right to receive, upon vesting, one share of common stock of the Company. Each RSU award vests ratably on a quarterly basis on the first day of each quarter, beginning January 1, 2022, over the applicable vesting period (30 months with respect to the 2021 Annual RSU award, and 36 months with respect to the Together We Win Program award), provided the applicable NEO continues to serve as an employee of the Company through the applicable vesting date (subject to specified exceptions).

Together We Win Program. In September 2021, the Board approved an equity award pool with a grant value of $25.1 million (targeting the 75th percentile of compensation survey data provided by Willis Towers Watson) for a special equity award program for all Company employees on the payroll as of August 1, 2021, referred to as the “Together We Win Program.” The $25.1 million equity award pool did not include the Company’s executive officers, as the Compensation Committee intended to align such program with its annual equity awards to the NEOs. The Together We Win Program was designed to bridge the Company’s transition from a private company compensation model to a public company compensation model and address retention and incentive objectives critical to the Company, and will not be a continuing part of the Company’s annual compensation program. The Together We Win Program equity awards consisted of RSUs that vest ratably on a quarterly basis over a 36-month vesting period. Mr. Heimbigner did not participate in the Together We Win Program, as he received a new hire equity award, along with other bonus opportunities pursuant to his offer letter.

Recoupment Provisions. The annual equity awards and the Together We Win Program equity awards granted to the NEOs in 2021 provide for a forfeiture of such awards (and a clawback of specified proceeds to the extent such awards have vested) for any material breach of specified restrictive covenants related to company policies and additional restrictive covenants, including non-competition, non-solicitation, non-disparagement, assignment of proprietary rights and confidentiality. The award agreements contemplate the amendment of such provisions when the Company adopts a formal clawback policy applicable to the NEOs.

2021 Equity Awards – CEO. The equity awards to Mr. Ehrlichman in February 2022 were considered by the Compensation Committee as part of his 2021 compensation. In approving the equity incentive awards to Mr.

40	2022 Proxy Statement

Ehrlichman for 2021 (including the annual equity grant value greater than the 75th percentile), the Compensation Committee recognized Mr. Ehrlichman’s significant leadership since the founding of Legacy Porch in 2011 and throughout our journey as a new public company, as well as his ongoing contributions to our long-term strategy and criticality to our current and future business.

■	Together We Win Program (RSUs) – In February 2022, the Compensation Committee granted a Together We Win Program award with a grant value of $6.0 million.
■	Annual Equity Award (PRSUs) – In February 2022, the Compensation Committee granted PRSUs with a grant value of $3.75 million, representing 75% of the annual equity award. One-third of the PRSUs will be earned if, within 36 months following the grant date, the closing price of a share of the Company’s common stock is greater than or equal to $26.00, $28.00 and $30.00, respectively, over any 20 trading days within any 30-consecutive trading day period.
■	Annual Equity Award (RSUs) – In February 2022, the Compensation Committee granted RSUs with a grant value of $1.25 million.
■	Post-Vesting Holding Period – The PRSUs and RSUs each have a minimum post-vesting holding period of three years from any applicable vesting date (the “Post-Vesting Holding Period”), which the Compensation Committee believes addresses long-term retention and supports alignment with long-term stockholder objectives.
■	Methodology to Calculate Equity Awards – Under applicable accounting rules, the grant date fair value of the PRSUs and RSUs reflect a discount for the Post-Vesting Holding Period. The $3.75 million grant value for the PRSUs was denominated in a number of PRSUs based on a Monte Carlo valuation (including the Post-Vesting Holding Period discount) in accordance with applicable accounting rules. The $1.25 million and $6.0 million grant values for the RSUs were denominated in a number of RSUs using the 30-trading day average closing price of the Company’s stock on the business day prior to the grant date, which average closing price was then discounted for the Post-Vesting Holding Period (aligned with the discount used under applicable accounting rules).

The resulting annual grants were 883,740 PRSUs and 144,844 RSUs, and the resulting Together We Win Program grant was 695,249 RSUs.

2021 Equity Awards – COO. In approving the equity incentive awards to Mr. Neagle in 2021 (including the annual equity grant value greater than the 75th percentile), the Compensation Committee recognized Mr. Neagle’s significant leadership since joining as an executive of Legacy Porch in 2014 and throughout our journey as a new public company, as well as his ongoing contributions to our long-term strategy and criticality to our current and future business.

■	Together We Win Program (RSUs) – In November 2021, the Compensation Committee granted a Together We Win Program award with a grant value of $2.2 million.
■	Annual Equity Award (PRSUs) – In November 2021, the Compensation Committee granted PRSUs with a grant value of $0.8 million, representing 40% of the annual equity award. One-third of the PRSUs will be earned if, within 36 months following the grant date, the closing price of a share of the Company’s common stock is greater than or equal to $24.00, $26.00 and $28.00, respectively, over any 20 trading days within any 30-consecutive trading day period.
■	Annual Equity Award (RSUs) – In November 2021, the Compensation Committee granted RSUs with a grant value of $1.2 million.
■	Methodology to Calculate Equity Awards – The PRSUs and RSUs awarded to Mr. Neagle do not have a Post-Vesting Holding Period. The $0.8 million grant value for the PRSUs was denominated in a number of PRSUs based on a Monte Carlo valuation in accordance with applicable accounting rules. The $1.2 million and $2.2 million grant values for the RSUs were denominated in a number of RSUs using the 30-trading day average closing price of the Company’s stock on the business day prior to the grant date.

The resulting annual grants were 37,184 PRSUs and 61,542 RSUs, and the resulting Together We Win Program grant was 112,826 RSUs.

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Awards Granted in 2021 In Connection With 2020 Compensation Programs – COO. Mr. Neagle also received additional equity awards in 2021 related to 2020 compensation programs, including an aggregate of 51,018 shares of vested common stock relating to the Legacy Porch transaction and cancellation of the Neagle Retention Agreement, as further described below, as well as options to purchase 12,643 shares of our common stock relating to a December 2020 milestone award program, scheduled to vest 25% upon grant, 25% on the first anniversary of the grant date and 50% in 36 equal monthly installments thereafter.

Awards Granted in 2021 In Connection With Lowe’s Shares—COO. In July 2019, Mr. Neagle purchased 316,586 shares of Series A-1 preferred stock and 83,414 shares of Series A preferred stock (the "Lowe's Shares," as further described herein) from Mr. Ehrlichman for a purchase price of $0.25 per share, which was lower than the Company’s most recent valuation of fair market value, calculated in accordance with Section 409A of the Code. The shares purchased from Mr. Ehrlichman were subject to repurchase rights in favor of the Company, with the repurchase right lapsing upon continued service and the occurrence of a liquidity event in the form of an initial public offering or sale of the Company. The service-based repurchase right lapses with respect to 50% of the shares subject to the award on the second anniversary of the grant date and in 25% increments on the third and fourth anniversaries of the grant date. Because the purchase price was below fair market value and Mr. Ehrlichman was deemed an “economic interest holder” under FASB ASC Topic 718 with respect to the Company, the award was deemed granted by the Company under FASB ASC Topic 718, although there was no grant date fair value associated with the award because the performance-based vesting condition was not deemed probable at the time Mr. Neagle purchased such shares. The liquidity event condition was satisfied upon the consummation of the business combination. In early 2021, the Board waived the Company’s repurchase right with respect to these shares. The waiver of this right was treated as a material modification to these shares. As such, Mr. Neagle was also granted 24,404 RSUs that immediately vested to cover the tax consequence that resulted of the modification. The Lowe's shares are those shares of the Company Mr. Ehrlichman purchased from Lowe’s Companies, Inc.

Awards Granted in 2021 In Connection With 2020 Compensation Programs – CFO. On March 11, 2021, Mr. Heimbigner received 13,307 shares of restricted stock having a grant value of $200,000, related to 2020 compensation programs, which vested on the first anniversary of the business combination.

OTHER COMPENSATION PRACTICES AND POLICIES

Perquisites. The Company does not currently provide any material perquisites to the named executive officers.

401(k) Plan. The Company maintains, and the named executive officers may participate in, a tax qualified 401(k) retirement savings plan. Each participant may contribute to the plan through payroll deductions, up to 90% of his or her salary and bonus limited to the maximum allowed by the Internal Revenue Service regulations (for 2021, the limit was $19,500, with a maximum catch-up contribution of $6,500 for individuals turning 50 years of age or older during 2021). The Company does not provide matching contributions to any plan participants.

Employment Arrangements. The Company entered into an offer letter with Mr. Heimbigner in connection with his appointment as CFO in June 2020. In February 2022, the Compensation Committee approved Company employment agreements with Mr. Ehrlichman and Mr. Neagle, as well as an amendment to Mr. Heimbigner’s offer letter. The Compensation Committee believes these arrangement improve our ability to attract and retain qualified executives by establishing key terms of employment and providing severance benefits for long-term security. Certain of the provisions included in the employment agreements, including provisions regarding severance, were benchmarked against other companies in our peer group in order to provide reasonable, market-based provisions.

The employment agreements and offer letter do not provide for guaranteed salary increases, earned bonuses or equity awards (except new hire awards in Mr. Heimbigner’s offer letter). Further, the employment agreements provide for double-trigger equity acceleration upon a change in control for qualifying terminations, except in limited circumstances if any equity awards are not assumed in the transaction. The Compensation Committee believes that double-trigger equity acceleration benefits are appropriate to mitigate the uncertainty that executive officers can experience while the possibility of a change in control exists and incentivize them to remain with the Company through the change in control event. Mr. Heimbigner’s offer letter had a limited single-trigger acceleration related to the Legacy Porch transaction given his hiring within a short-time period of the planned transaction; the offer letter does not have any further single-trigger provisions. The severance benefits in such agreements are subject to compliance with restrictive covenants, including non-competition, non-solicitation, assignment of proprietary rights and confidentiality.

42	2022 Proxy Statement

On April 1, 2022, the Company announced that it had mutually agreed with Mr. Heimbigner to begin a search for Mr. Heimbigner’s successor. In order to assist with an orderly transition of his responsibilities, Mr. Heimbigner is expected to remain as Chief Financial Officer for up to six months following the announcement. The Company will treat such separation for purposes of the applicable provisions of the Agreement as a “without cause” separation event, as described further below in "—Potential Payments Upon Termination or Change in Control." During such transition period, Mr. Heimbigner may be removed from his role at the Company only for “cause”.

See "Named Executive Officer Compensation Tables – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table" and "—Potential Payments Upon Termination or Change in Control" for a description of the material terms of the employment agreements, including specified payments in connection with certain termination events and upon a change in control.

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How Compensation is Determined

Role of CEO & Management

In determining the compensation of named executive officers other than Mr. Ehrlichman, the Compensation Committee receives input from Mr. Ehrlichman and leadership in the human resources team. Mr. Ehrlichman, as founder and CEO of Porch, has the most involvement and knowledge of the Company’s business goals, strategies, performance, and overall effectiveness of the senior management team and each person’s individual contribution to the Company's performance. Other key leaders, most notably Mr. Neagle, as Porch’s COO, provide valuable context on the Company’s human capital management efforts as well as an understanding of peer and general market practices regarding compensation. Management also provides the Compensation Committee with information regarding the individual’s experience, current performance, potential for advancement and other subjective factors.

Role of Compensation Committee

The Compensation Committee works with management to set the agenda for regular Committee meetings. The Compensation Committee also has special meetings and informal meetings, and meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of Mr. Ehrlichman. The Compensation Committee also regularly consults with outside legal counsel.

Role of Independent Consultants

WTW. The Compensation Committee engaged WTW (formerly Willis Towers Watson) as its independent compensation consultant in May 2021. Representatives of WTW are invited to attend various Compensation Committee meetings. Among other matters for the 2021 NEO compensation program, WTW provided recommendations on an appropriate peer group, peer group and other benchmarking regarding target annual compensation for all named executive officers, as well as detailed information on alternatives for the design and implementation of the named executive officer compensation program.

Aon. In connection with the business combination with Legacy Porch, the Compensation Committee engaged Aon as its independent compensation consultant for executive compensation matters and approved the terms of such engagement. Representatives of Aon were invited to attend various Compensation Committee and Board meetings. Aon advised on the 2020 NEO compensation program, some elements of which continued to be effective for 2021, including the bonus arrangements set forth in Mr. Heimbigner’s offer letter.

Aon advised on certain matters considered by, and in certain cases approved by, the Compensation Committee related to the 2021 NEO compensation program. Among other matters, Aon provided recommendations on an appropriate peer group, peer group and other benchmarking regarding target annual compensation for the NEOs, as well as detailed information on alternatives for the design and implementation of the NEO compensation program. Aon’s engagement concluded in April 2021.

Use of Peer group and Other Market Data

Based on the advice of WTW and the Compensation Committee members’ experience with compensation practices in other businesses, the Compensation Committee determined in May 2021 that the following companies were comparable for purposes of evaluating the 2021 compensation program and the target annual compensation for named executive officers. The peer group consists of companies that are:

■	U.S. publicly-traded companies on a major national securities exchange, with no bankruptcies or de-listings within the last three years
■	Within our relevant industries, including internet and direct marketing retail, enterprise software, online services and insurance brokers
■	Within one-third to three times our revenue and market capitalization
■	Projecting reasonable revenue growth

44	2022 Proxy Statement

■ Agilysys, Inc.	■ EverQuote, Inc.	■ PROS Holdings, Inc.	■ RE/MAX Holdings, Inc.
■ American Software, Inc.	■ Fathom Holdings Inc.	■ PubMatic, Inc.	■ SEMrush Holdings, Inc.
■ BRP Group, Inc.	■ Goosehead Insurance, Inc.	■ QAD Inc.	■ ThredUp Inc.
■ CarParts.com, Inc.	■ Liquidity Services, Inc.	■ QuinStreet, Inc.	■ TrueCar, Inc.
■ Domo, Inc.	■ Mitek Systems, Inc.	■ Quotient Technology Inc.	■ trivago N.V.
■ Eventbrite, Inc.	■ Model N, Inc.

In addition to the peer group, the Compensation Committee also utilized general industry and high tech survey data provided by WTW in its benchmarking analysis. For the Together We Win Program, the Compensation Committee further utilized WTW data regarding off-cycle, retention equity awards among companies in the S&P Small-Cap 600 Index.

Other Equity-Related Policies

Timing Of Equity-Based Grants

The Compensation Committee and the Board do not coordinate the timing of equity-based grants to the NEOs with the release of material non-public information. However, equity-based grants in 2021 were sporadic due to our transition as a new public company, as well as due to the changes in the Company’s compensation consultant and the membership of the Compensation Committee described above. As part of the on-going design efforts for 2022, the Compensation Committee expects to finalize an annual equity program for the NEOs, with such grants to be made within 30 days following the announcement of the fourth quarter earnings of each year during an open window period.

Tax Matters

no excise tax gross-ups

If a company makes “parachute payments,” Section 280G of the Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments” and Section 4999 of the Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e., the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount. If a covered employee receives excess parachute payments in any year, the $1 million deduction limitation applicable to the covered employee for such year under Section 162(m) of the Code is reduced (but not below zero) by the amount of the excess parachute payments.

Mr. Heimbigner’s offer letter, the Company’s equity incentive plans (including the award agreements), and the employment agreements with Mr. Ehrlichman and Mr. Neagle (beginning in February 2022) may entitle the NEOs to receive payments in connection with a change in control that may result in excess parachute payments. However, the Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments

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COMPENSATION COMMITTEE REPORT

The following report of the Board on executive compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing made with the SEC, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2021.

Submitted by the Compensation Committee of the Board*

Maurice Tulloch, Chair

Asha Sharma

* On March 17, 2022, Mr. Tulloch was appointed Chair, Compensation Committee, and member of the Compensation Committee since September 20211. Mr. Kell joined the Compensation Committee and did not participate in the discussions or recommendations regarding the Compensation Discussion and Analysis.

46	2022 Proxy Statement

2021 Summary Compensation Table

The following table shows information regarding the compensation of the named executive officers for services earned during the fiscal year ended December 31, 202, and, to the extent required by SEC disclosure rules, the fiscal years ended December 31, 2020 and 2019.

				Stock	Option	All Other
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Awards($)(3)(4)	Awards($)(3)	Compensation	Total
Matt Ehrlichman	2021	$450,000	$822,840	$—	$—	$—	$1,272,840
Chief Executive Officer and Chairman	2020	361,872	1,500,000	14,964,212	40	3,322	16,829,446
	2019	1	—	—	—	2,665	2,666
Marty Heimbigner	2021	350,000	205,000	251,103	—	—	806,103
Chief Financial Officer	2020	161,887	100,000	—	837,136	—	1,099,023
	2019	—	—	—	—	—	—
Matthew Neagle	2021	348,488	433,876	8,866,323	89,888	—	9,738,575
Chief Operating Officer	2020	232,610	500,000	275,888	72,110	—	1,080,608
	2019	295,577	—	—	—	—	295,577

(1)	Reflects base salary earned during the relevant fiscal year. In October 2021, Mr. Ehrlichman's base salary increased from $420,000 to $600,000 per year. In March 2021, Mr. Neagle's base salary increased from $310,000 to $360,000 per year, and in October 2021 increased to $400,000 per year. There were no changes to Mr. Heimbigner's base salary in 2021.
(2)	Reflects the total value of Short Term Incentive Awards bonuses that were paid to named executive officers for performance in the relevant fiscal year (2021), which were paid in cash (40%) and immediately vested RSUs (60%). Mr. Ehrlichman received $493,704 in cash and 46,743 immediately vested RSUs with a grant value of $329,136; Mr. Neagle received $260,326 in cash and 24,647 immediately vested RSUs with a grant value of $173,550; and Mr. Heimbigner received $105,000. See the section above titled “Compensation Discussion and Analysis—2021 Compensation Determinations—Short Term Incentive Awards” for a description of the 2021 cash bonuses that were paid in 2022. Also reflects total value of awards pursuant to Mr. Heimbigner’s Offer Letter. See the section above titled “Compensation Discussion and Analysis—2021 Compensation Determinations—Short Term Incentive Awards-Additional CFO Bonus Programs” for a description of the additional 2021 cash bonuses that were approved by the Board and paid in 2022 to Mr. Heimbigner.
(3)	Includes aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be realized by the named executive officers. Stock Awards consist of RSUs and PRSUs valued using the closing price of Porch common stock on the NASDAQ Stock Market on the grant date and, in the case of the PRSUs, based on the probable achievement of the underlying performance goals as of the date of grant. Under FASB ASC Topic 718, the vesting condition related to the PRSUs is considered a market condition and not a performance condition. The PRSUs were valued using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition. Option Awards consist of stock options valued using a Black-Scholes model. For details regarding the assumptions used to calculate these amounts in 2021, see footnote 4 to the table below entitled, "2021 Grants of Plan-Based Awards."
(4)	Included in the Stock Awards column for Mr. Neagle is $2,512,647 of incremental fair value associated with the vesting of Mr. Neagle’s Lowe’s Shares, as described below, in 2021. In July 2019, Mr. Neagle purchased 316,586 shares of Series A-1 preferred stock and 83,414 shares of Series A preferred stock (the "Lowe's Shares") from Mr. Ehrlichman for a purchase price of $0.25 per share, which was lower than the Company’s most recent valuation of fair market value, calculated in accordance with Section 409A of the Code. The shares purchased from Mr. Ehrlichman were subject to repurchase rights in favor of the Company, with the repurchase right lapsing upon continued service and the occurrence of a liquidity event in the form of an initial public offering or sale of the Company. The service-based repurchase right lapses with respect to 50% of the shares subject to the award on the second anniversary of the grant date and in 25% increments on the third and fourth anniversaries of the grant date. Because the purchase price was below fair market value and Mr. Ehrlichman was deemed an “economic interest holder” under FASB ASC Topic 718 with respect to the Company, the award was deemed granted by the Company under FASB ASC Topic 718, although there was no grant date fair value associated with the award because the performance-based vesting condition was not deemed probable at the time Mr. Neagle purchased such shares. The liquidity event condition was satisfied upon the consummation of the business combination. In early 2021, the Board waived the Company’s repurchase right with respect to these shares. The Lowe's shares are those shares of the Company Mr. Ehrlichman purchased from Lowe’s Companies, Inc.

ir.porchgroup.com	47

2021 Grants of Plan-Based Awards

The table below includes information regarding grants of RSUs, PRSUs and stock options to our Named Executive Officers during the fiscal year ended December 31, 2021.

Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Matthew Ehrlichman	—				—	—	—	—
Matthew Neagle	3/11/21				26,614			502,206
	3/26/21				24,404			408,767
	3/26/21				187,905			2,512,647
	4/22/21					12,643	13.23	89,888
	11/16/21	11,990	24,376	37,184				968,420
	11/16/21				61,542			1,579,168
	11/16/21				112,826			2,895,115
Martin Heimbigner	3/11/21				13,307			251,103
(1)	Amount reported in this column represent PRSUs granted to Mr. Neagle which will be earned if the Company achieves specified stock price hurdles over a 36-month period, beginning on the date of grant.
(2)	Mr. Ehrlichman did not receive any RSU grants in 2021. However, on February 10, 2022, he received a discretionary grant of 144,844 RSUs and 883,740 PRSUs, relating to 2021 performance. See the section above titled "Compensation Discussion and Analysis-Compensation Program Elements-Equity" for a description of the 2021 equity that was granted in 2022. Mr. Neagle received RSU grants under the 2020 Stock Plan on March 11, 2021 for 26,614 shares (in exchange for cancellation of the Neagle Retention Agreement), and March 26, 2021 for 24,404 shares (supplement Lowe's Shares to cover the tax consequence relating to the lapse of the repurchase right with respect to these shares), respectively, both of which vested 100% on the date of grant, and on November 16, 2021, for 61,542 shares, which vests every quarter over 30 months, and 112,826 shares, which vests every quarter over 36 months. Mr. Heimbigner received a restricted stock grant on March 11, 2021, for 13,307, which vested 100% on the first anniversary of the business combination.
(3)	Messrs. Ehrlichman and Heimbigner did not receive any stock option awards in 2021. The stock options awarded to Mr. Neagle on April 22, 2021 have a ten-year term and vest 25% on the first anniversary of the grant date and then monthly in equal installments commencing on the first anniversary of the grant date.
(4)	Represents the aggregate grant date fair value of awards granted in 2021, computed in accordance with FASB ASC Topic 718. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be recognized by the named executive officers. RSUs granted during the year were valued based on the closing stock price on the date of grant, or in the case of the Lowe’s Shares, the 187,905 RSUs were valued based on the closing stock price on the date of the modification (March 26, 2022). Stock options awarded to Mr. Neagle on April 22, 2021 were valued using a Black-Scholes model. PRSUs granted to Mr. Neagle on November 16, 2021 were valued using a Monte Carlo model. The Black-Scholes model incorporates various other assumptions including expected volatility, expected term and risk-free interest rates. For stock and option awards granted to Mr. Neagle during 2021, the Black-Scholes and Monte Carlo pricing model assumptions were as follows:

	Grant Date	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Matthew Neagle	4/22/21	5.63	0.94	60.2	0
	11/16/21	3.00	0.	65.0	0

48	2022 Proxy Statement

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents information regarding the outstanding stock options and stock awards held by each of the named executive officers as of December 31, 2021. The following table does not include Earnout Shares (as defined below) that Messrs. Ehrlichman and Neagle received pursuant to the terms of the merger agreement in connection with the business combination and which were issued to Messrs. Ehrlichman and Neagle on the same terms as the Company’s other equity holders. Earnout Shares beneficially owned by Messrs. Ehrlichman and Neagle are reflected in the section entitled “Security Ownership of Certain Beneficial Owners and Management” on pages 59 through 60 of this proxy statement.

			Option Awards							Stock Awards
																Equity
																Incentive
														Equity		Plan
														Incentive		Awards:
														Plan		Market
							Equity							Awards:		or Payout
							Incentive							Number of		Value of
							Plan			Number		Market		Unearned		Unearned
							Awards:			of		Value of		Shares,		Shares,
			Number of		Number of		Number of			Shares or		Shares or		Units or		Units or
			Securities		Securities		Securities			Units of		Units of		Other		Other
			Underlying		Underlying		Underlying			Stock		Stock		Rights		Rights
			Unexercised		Unexercised		Unexercised	Option		That		That		That		That
		Vesting	Options		Options		Unearned	Exercise	Option	Have Not		Have Not		Have Not		Have Not
	Grant	Commencement	(#)		(#)		Options	Price	Expiration	Vested		Vested		Vested		Vested
Name	Date	Date	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)		(#)		($)
Matt	3/23/2017	3/22/2017	281,856	(1)(2)	—		—	1.92	3/22/2027	—		—		—		—
Ehrlichman	3/23/2017	5/19/2017	281,856	(1)(2)	—		—	1.92	3/22/2027	—		—		—		—
	10/28/2018	9/12/2018	1,078,380	(2)(3)	249,088		—	2.73	10/17/2028	—		—		—		—
	6/5/2020	3/31/2020	13	(4)	10	(4)	—	3.30	6/4/2030	—		—		—		—
	12/21/2020	—	—		—		—	—	—	—		—		333,333	(5)	5,196,661	(6)
Marty	7/29/2020	6/15/2020	88,080	(1)	146,800	(1)	—	3.30	7/28/2030	—		—		—		—
Heimbigner	7/29/2020	12/23/2020	58,720	(1)	176,160	(1)	—	3.30	7/28/2030	—		—		—		—
Matthew	2/21/2017	—	30,535	(1)	—	(1)	—	1.92	2/20/2027	—		—		—		—
Neagle	5/15/2017	4/1/2017	770	(1)	—	(1)	—	1.92	5/14/2027	—		—		—		—
	8/19/2017	7/1/2017	219	(1)	—		—	1.92	8/18/2027	—		—		—		—
	6/6/2018	4/1/2018	2,599	(1)	1,162	(1)	—	2.07	6/5/2028	—		—		—		—
	6/6/2018	4/1/2018	2,111	(1)	1,056	(1)	—	2.07	6/5/2028	—		—		—		—
	6/6/2018	3/1/2018	1,388	(1)	720	(1)	—	2.07	6/5/2028	—		—		—		—
	8/24/2018	7/1/2018	319	(1)	2,236	(1)	—	2.73	8/23/2028	—		—		—		—
	6/5/2020	3/1/2020	—	(7)	6,603	(7)	—	3.30	6/4/2030	—		—		—		—
	6/5/2020	3/1/2020	282	(4)	7,609	(4)	—	3.30	6/4/2030	—		—		—		—
	4/22/2021	12/31/2020	6,321	(8)	6,322	(8)	—	13.23	4/22/2031	—		—		—		—
	11/16/2021	10/1/2021	—		—		—	—	—	61,542	(9)	959,440	(6)	—		—
	11/16/2021	10/1/2021	—		—		—	—	—	112,826	(10)	1,758,957	(6)	—		—
	11/16/2021	10/1/2021	—		—		—	—	—	—		—		37,184	(11)	968,420	(6)

(1)	This option vests 25% on the first anniversary of the vesting commencement date and in subsequent 1/48th increments for each subsequent month of continuous employment. Options held by Mr. Ehrlichman and the new hire grants awarded to Mr. Heimbigner will vest 50% upon a change in control, with the remaining options vesting in the event of a qualifying termination within 12 months after such change in control, while options held by Mr. Neagle will vest in full upon a change in control subject to Mr. Neagle’s continued employment through such date.
(2)	Because these options may be early exercised for restricted stock, options are reported in this table as “Exercisable.” Please see footnote (1) to this table for the vesting schedule applicable to the option awards.
(3)	This option vests 25% on the first anniversary of the vesting commencement date and in subsequent 1/48th increments for each subsequent month of continuous employment. Of the then-unvested shares subject to the option, 50% will vest immediately upon a change in control, with the remaining unvested portion of the option vesting (i) in the event of a qualifying termination of employment within 12 months after such change in control, or (ii) in the event the acquiror does not assume the Company’s rights and obligations under the option.
(4)	This option vests 25% on the vesting commencement date and in subsequent 1/13th increments for each subsequent month of continuous employment.
(5)	This stock award vests in one-third instalments if certain stock price triggers are achieved within 36-months following the closing of the merger as follows: (i) one-third (1/3) of the shares vested in 2021 as a result of the closing price of a share of Company common stock equaling or exceeding $18.00 over 20 trading days within a 30-consecutive trading day period; (ii) one-third (1/3) of the shares vested in 2021 as a result of the closing price of a share of Company common stock equaling or exceeding $20.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $22.00 over any 20 trading days within any 30-consecutive trading day period.
(6)	This value is calculated by multiplying the number of shares subject to this award by $15.59, the closing stock price of a share of Company common stock on December 31, 2021.

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(7)	With respect to half of the shares subject to this option, 50% vests in one year, with six-month cliff and monthly thereafter and, with respect to the remaining half of the shares subject to this option, 50% vests on the one-year anniversary of the Vesting Commencement Date and monthly thereafter for the following 36 months, subject to continuous employment.
(8)	This option vests 25% on the vesting commencement date, 25% on the first anniversary of the vesting commencement date and in subsequent 1/35th increments for each subsequent month of continuous employment.
(9)	This stock award vests in 1/10th increments every quarter over 30 months.
(10)	This stock award vests in 1/12th increments every quarter over 36 months.
(11)	This stock award vests in one-third installments if certain stock price triggers are achieved within 36-months following the grant as follows: (i) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $24.00 over 20 trading days within a 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $26.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $28.00 over any 20 trading days within any 30-consecutive trading day period.

2021 Options Exercised and Stock Vested

The following table reflects, for each of our named executive officers, the number of option exercises and the number of RSUs and RSAs vesting during the fiscal year ended December 31, 2021. The following table does not include Earnout Shares (as defined below) that Messrs. Ehrlichman and Neagle received pursuant to the terms of the merger agreement in connection with the business combination and which were issued to Messrs. Ehrlichman and Neagle on the same terms as the Company’s other equity holders. Earnout Shares beneficially owned by Messrs. Ehrlichman and Neagle are reflected in the section entitled “Security Ownership of Certain Beneficial Owners and Management” on pages 59 through 60 of this proxy statement.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(4)
Matthew Ehrlichman			20,639	$393,999
Martin Heimbigner			13,307	237,397
Matthew Neagle	132,086	$2,246,978
			120,468	2,251,291
			187,904	3,147,395 (5)

(1)	Represents the gross number of shares acquired upon exercise of options without taking into account any shares that may be withheld to satisfy applicable tax obligations.
(2)	Represents the value of exercised options calculated by multiplying (i) the number of shares of Porch's common stock to which the exercise of the option related by (ii) the difference between the market price of Porch's common stock at exercise and the exercise price of the options.
(3)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.
(4)	Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of Porch common stock on the NASDAQ on the vesting date or if the vesting occurred on a day on which the NASDAQ was closed for trading, the next trading day.
(5)	In July 2019, Mr. Neagle purchased the Lowe's Shares from Mr. Ehrlichman for a purchase price of $0.25 per share, which was lower than the Company’s most recent valuation of fair market value, calculated in accordance with Section 409A of the Code. The shares purchased from Mr. Ehrlichman were subject to repurchase rights in favor of the Company, with the repurchase right lapsing upon continued service and the occurrence of a liquidity event in the form of an initial public offering or sale of the Company. The service-based repurchase right lapses with respect to 50% of the shares subject to the award on the second anniversary of the grant date and in 25% increments on the third and fourth anniversaries of the grant date. Because the purchase price was below fair market value and Mr. Ehrlichman was deemed an “economic interest holder” under FASB ASC Topic 718 with respect to the Company, the award was deemed granted by the Company under FASB ASC Topic 718, although there was no grant date fair value associated with the award because the performance-based vesting condition was not deemed probable at the time Mr. Neagle purchased such shares. The liquidity event condition was satisfied upon the consummation of the business combination. On March 26, 2021, the Board waived the Company’s repurchase right with respect to these shares and the amount reflected

50	2022 Proxy Statement

represents the number of Lowes’ shares that vested based on the stock price on the date on which the Board waived the repurchase right. The Lowe's shares are those shares of the Company Mr. Ehrlichman purchased from Lowe’s Companies, Inc.

Pension Benefits

The Company does not sponsor or maintain any defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement of its employees, including the named executive officers.

Nonqualified Deferred Compensation

The Company does not sponsor or maintain any defined contribution or other plan for its employees, including the named executive officers, that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The following discussion describes the amounts and benefits that would have been owed to the Named Executive Officers in the event of a termination of employment or a change in control as of December 30, 2021, under the Employment Agreements, the equity award agreements, and other compensatory arrangements with the Named Executive Officers.

Employment Arrangements with Named Executive Officers as of December 31, 2021

Each of the named executive officers was party to an employment agreement or offer letter as of December 31, 2021 that, in certain cases, provides for specified payments in connection with certain termination or change in control events, as set forth below. For additional information on the material terms of the employment agreements, see “--New Employment Agreements / Offer Letter Amendments” on pages 56 through 57 of this proxy statement.

Severance Payments. Upon any termination of employment, each of the named executive officers is entitled to payment of any earned but unpaid base salary, accrued but unused paid time off (if required by applicable law to be paid upon termination), vested benefits in accordance with the applicable employee benefit plan and unreimbursed business expenses. In addition, Mr. Heimbigner’s offer letter provides that, in the event of his termination of employment (except for terminations by the Company for Cause or resignation by Mr. Heimbigner without Good Reason) (each, as defined in Mr. Heimbigner’s offer letter), he will be entitled to receive six (6) months’ severance at his then-current base salary payable in the form of salary continuation payments. In addition, in the event of such termination, (i) if Mr. Heimbigner experienced a termination of employment following the end of the performance period to which his annual bonus applies, but prior to the payment of that annual bonus, such bonus will be paid in full, and (ii) if Mr. Heimbigner was employed for over one-half of the performance period but was not employed on the last day of the performance period and the Company was expected to achieve the underlying performance conditions, then Mr. Heimbigner will receive a pro-rated target payout for such year. Furthermore, Mr. Heimbigner’s offer letter provides that if within 12 months following a Change of Control (as defined in such offer letter), Mr. Heimbigner is terminated by the Company without Cause or Mr. Heimbigner resigns for Good Reason, all then-unvested equity awards held by Mr. Heimbigner will vest.

Change of Control Benefits (Absent Termination). Pursuant to the terms of Mr. Heimbigner’s offer letter, in the event of a “Change of Control” (as defined in such offer letter), 50% of the then-unvested equity awards held by Mr. Heimbigner will vest so long as his status as a full-time employee has not been terminated prior to such time. Similarly, Mr. Neagle’s employment agreement provides that in the event of a “Change of Control” (as defined in such employment agreement), 50% of the total number of an unvested shares that have not vested as of such Change of Control shall be immediately vested, provided that he has remained continuously employed as a full-time employee as of such time.

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Pursuant to action taken by the Compensation Committee of the Company’s Board in February 2020, outstanding options held by Mr. Neagle will vest upon the occurrence of a “change in control” of the Company, subject to Mr. Neagle’s continued employment through such date.

Restrictive Covenants. Under the terms of their respective offers of employment, the named executive officers are subject to restrictive covenants relating to non-competition and non-solicitation of employees while employed by the Company for 18 months (in the case of Messrs. Ehrlichman and Heimbigner) and for 12 months (in the case of Mr. Neagle) thereafter (subject to a longer period if due to breach). In addition, each executive officer has agreed not to use or disclose any confidential information of Porch, subject to customary exceptions, and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.

2020 STOCK Plan

The terms of the various award agreements granted under the Company’s 2020 Stock Plan provide for accelerated vesting upon the occurrence of certain events. As of December 31, 2021, Mr. Neagle was the only NEO with any unvested equity awards issued pursuant to the 2020 Stock Plan.

Effect of a Change in Control or Certain Other Transactions under the 2020 Stock Plan. In the event of a Change in Control (as defined in the 2020 Stock Plan), the 2020 Stock Plan generally provides that the Company’s board of directors may determine to effect some combination of accelerated vesting, assumption, substitution or surrender of outstanding equity awards in exchange for cash, stock or other property in connection with such Change in Control.

Clawback of Proceeds. The award agreements issued to the NEOs under the 2020 Stock Plan generally require the recipient of the applicable award to agree to restrictive covenants relating to confidentiality, non-disparagement and, for 12 months post-termination, non-solicitation of employees and business relations and non-competition and, to the extent such covenants (or any other agreement between the recipient and the Company) are breached by the recipient, to forfeit the award and remit a cash payment based on the number of earned and vested shares underlying the applicable equity award.

Tax Matters. Pursuant to the award agreements under the 2020 Stock Plan, if any payments or benefits to which the recipient thereof would be entitled to receive pursuant to the terms of the applicable agreement or otherwise in connection with a change in the ownership or effective control of the Company would result in all or a portion of such payments or benefits being deemed "parachute payments" under Section 280G of the Code and the excise tax imposed by Section 4999 of the Code, such payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the Code, provided that no reduction will be made if the named executive officer would receive a greater net after-tax amount absent such reduction.

Accelerated Vesting – Execution of Release. As a condition to any accelerated vesting of underlying equity awards, the award agreements under the 2020 Stock Plan require the recipient of the applicable award to execute a release of claims in favor of the Company within 60 days of the applicable termination of employment.

Accelerated Vesting of RSUs – Termination of Employment – Mr. Neagle. The RSU award agreements for Mr. Neagle generally provide that if his employment with the Company is terminated by the Company without Cause or Mr. Neagle resigns with Good Reason (in each case, as defined in the applicable award agreement) that, subject to the execution and irrevocability of the release discussed above, any unvested RSUs that would otherwise have vested within 12 months of such termination will become vested as of the 61st day following such termination or resignation.

Accelerated Vesting of PRSUs – Termination of Employment – Mr. Neagle. The PRSU award agreements for Mr. Neagle generally provide that if his employment with the Company is terminated by the

52	2022 Proxy Statement

Company without Cause or Mr. Neagle resigns with Good Reason that, subject to the execution and irrevocability of the release discussed above, the applicable award will remain outstanding and will vest when earned in accordance with the applicable vesting schedule without regard for any vesting condition relating to employment.

Treatment of RSUs – Change in Control – Mr. Neagle. The RSU award agreements for Mr. Neagle generally provide that in the event of a Change in Control:

o	if the award is assumed or reasonably substituted on an equitable basis to Mr. Neagle, the award will continue subject to the terms of the award agreement, except that if Mr. Neagle’s employment with the Company is terminated by the Company without Cause or Mr. Neagle resigns with Good Reason on or within 12 months following the consummation of such Change in Control, the award will fully vest as of the 61st day following such termination or resignation; or
o	if the award is not assumed or reasonably substituted on an equitable basis to Mr. Neagle, the award will fully vest immediately prior to the consummation of the Change in Control.

Treatment of PRSUs – Change in Control – Mr. Neagle. The performance-based RSU award agreements for Mr. Neagle generally provide that in the event of a Change in Control:

o	if the award is assumed or reasonably substituted on an equitable basis to Mr. Neagle, any earned portion of the award will remain issued and outstanding as RSUs, subject to a vesting period commencing on the closing date of such Change in Control and ending on the earlier of (a) the one year anniversary thereof and (b) the 61st day following the date on which Mr. Neagle’s employment is terminated by the Company without Cause or Mr. Neagle resigns for Good Reason; or
o	if the award is not assumed or reasonably substituted on an equitable basis to Mr. Neagle, the award will fully vest immediately prior to the consummation of the Change in Control.

Retention Agreement – Mr. Neagle. The Company and Mr. Neagle entered into a retention agreement in February 2018 (the “Neagle Retention Agreement”), which provided that if Mr. Neagle’s employment with the Company ended for any reason prior to April 21, 2027, the Company was required to offer to engage Mr. Neagle as an advisor or consultant on terms substantially similar to the Company’s existing board advisory relationships through April 21, 2027 and such engagement could only be terminated for “Cause,” which is generally defined as Mr. Neagle’s (i) willful embezzlement, misappropriation, or fraud which is, in each case, injurious to the Company, (ii) willful misconduct that actually results in material harm or loss to the Company or (iii) conviction of a crime that constitutes a felony, if such felony is related to his advisory role and results in material harm to the Company.

The Neagle Retention Agreement provided that Mr. Neagle would receive a restricted stock award upon a change in control of the Company if he remained employed with, or is still providing services to, the Company through such date. The number of shares subject to the restricted stock award was to be determined by dividing $400,000 by the change in control price, with such shares fully vested as of the date of the change in control. While the business combination did not constitute a change in control under the Neagle Retention Agreement, in lieu of any compensation under the Neagle Retention Agreement, Mr. Neagle received a grant of fully vested shares of Company common stock in early 2021 with a grant date fair value of $400,000 and the Neagle Retention Agreement was terminated.

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2012 Equity Incentive Plan

Prior to the closing of the business combination, each of Messrs. Ehrlichman, Neagle and Heimbigner were granted equity awards pursuant to the Porch.com, Inc. 2012 Equity Incentive Plan (the "2012 Plan"), a portion of which remain unvested.

Effect of a Change in Control or Certain Other Transactions under the 2012 Plan. Under the terms of the 2012 Plan, pursuant to which certain of the Company’s named executive officers hold outstanding stock options, in the event of a merger or “Change in Control” (as defined in the 2012 Plan), the administrator of the 2012 Plan may provide that (i) awards will be assumed or substituted, (ii) awards will terminate, (iii) awards will vest and become exercisable, realizable or payable, and/or (iv) participants will receive cash payments or replacement awards in exchange for their outstanding awards. The 2012 Plan also provides that an award will vest in full if such award is not assumed or substituted by a successor.

Options held by Mr. Neagle. Pursuant to action taken by the compensation committee of the Company’s board of directors in February 2020, outstanding options held by Mr. Neagle will vest upon the occurrence of a “change in control” of the Company, subject to Mr. Neagle’s continued employment through such date. The business combination was not a “change in control” of the Company for purposes of his outstanding equity awards.

Grant of Restricted Stock to Mr. Ehrlichman. Mr. Ehrlichman was granted a restricted stock award under the 2012 Plan which was converted into an award of 1,000,000 restricted shares of the company upon the closing of the business combination. The award will vest in one-third installments if certain stock price triggers are achieved within 36-months following the closing of the Merger as follows: (i) one-third (1/3) of the shares will vest if the closing price of a Company share is greater than or equal to $18.00 over any 20 trading days within any 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a Company share is greater than or equal to $20.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a Company share is greater than or equal to $22.00 over any 20 trading days within any 30-consecutive trading day period. As of December 31, 2021, only the shares described in clause (iii) of the prior sentence had not vested. If Mr. Ehrlichman’s employment with the Company or its affiliates is terminated prior to the award being fully vested, then the award will be terminated and cancelled, provided that if Mr. Ehrlichman’s employment is terminated by the Company or its affiliates without Cause or Mr. Ehrlichman resigns due to Good Reason (in each case, as defined in the award agreement), the award will remain outstanding and will vest to the extent the stock price triggers are achieved during the 36-month period.

Change of Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2021. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table. The table below does not include (1) accrued salary, accrued bonus and paid time off, (2) benefits (e.g., with respect to severance) which are generally available to all Company employees and do not discriminate in favor of our executive officers, and (3) amounts outstanding under the Company's 401(k) plan.

Other Notes Applicable to Table.

The 2012 Plan and the 2020 Stock Plan each provide for the acceleration of vesting of equity awards under specified circumstances noted above. The table reflects the intrinsic value of such acceleration, based on the closing price of the common stock on NASDAQ on December 31, 2021 ($15.59) and (B) to the extent the

54	2022 Proxy Statement

applicable equity award is an option, the exercise price thereof. The table does not reflect the intrinsic value of vested equity awards, which is set forth in "Outstanding Equity Awards at December 31, 2021."

The Compensation Committee or Board has discretion to accelerate the vesting of equity awards under the 2012 Plan or the 2020 Stock Plan to the extent not expressly set forth above. The table assumes the Committee does not utilize such discretion.

For a termination following a change in control, the table below assumes the change in control event and the termination event each occur as of December 31, 2021.

Executive	Qualifying Termination of Employment (1)	Qualifying Termination within 12 Months Following a Change in Control(2)	Change in Control(3)
Matt Ehrlichman	$7,333,326(4)	$7,333,326	$3,203,395
Matthew Neagle	$1,938,492(5)	$2,718,397(6)	$3,556,158(7)
Marty Heimbigner	$255,000(8)	$4,224,178(9)	$3,969,178

(1)	For purposes of this column, “qualifying termination of employment” refers to (i) in the case of Mr. Heimbigner’s cash severance benefits, to a termination of employment by the Company other than for cause or by Mr. Heimbigner for good reason, and (ii) in all other cases, to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason.
(2)	For purposes of this column, the Company has assumed that the outstanding equity awards have been assumed or substituted by the successor or acquiror in connection with the change in control event. “Qualifying Termination of Employment” for purposes of this column refers to (i) in the case of Mr. Heimbigner’s performance-based restricted share award, a termination of employment by the Company other than for cause or by Mr. Heimbigner for good reason, and (ii) in all other cases, to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason.
(3)	For purposes of this column, the Company has assumed that the outstanding equity awards were not assumed or substituted by the successor or acquiror in connection with the change in control event.
(4)	Reflects the value of lapse of service-based vesting restrictions with respect to certain of Mr. Ehrlichman’s unvested performance-based restricted shares, assuming (for purposes of this disclosure) that the final performance goal is satisfied prior to the end of the performance period, and assuming further that the value of the vesting performance-based restricted shares is $22 per share.
(5)	Reflects accelerated vesting of a portion of Mr. Neagle’s outstanding RSU awards under the 2020 Plan as described above, as well as the lapse of service-based vesting restrictions with respect to Mr. Neagle’s outstanding PRSU awards under the 2020 Plan, assuming, for purposes of this table, that all performance goals applicable to the PRSU awards are satisfied prior to the conclusion of the performance period, and assuming further that the market value of such PRSUs is equal to the stock price threshold at which such PRSUs are eligible to become vested.
(6)	Reflects full accelerated vesting of Mr. Neagle’s outstanding RSU awards under the 2020 Plan as of December 31, 2021. As none of the applicable performance goals applicable to Mr. Neagle’s PRSUs had been attained as of December 31, 2021, no value has been reflected with respect to those PRSUs.
(7)	Reflects full accelerated vesting of each of Mr. Neagle’s outstanding equity incentive awards as of December 31, 2021. For the purpose of this calculation, the Company has calculated the value of the accelerated vesting of Mr. Neagle’s PRSUs based upon the closing stock price of the Company on December 31, 2021, which was $15.59.
(8)	Includes the value of Mr. Heimbigner’s earned but unpaid bonus for FY 2021 of $105,000, as well as a cash severance payment equal to $150,000.
(9)	Reflects (i) the value of Mr. Heimbigner’s earned but unpaid bonus for FY 2021 of $105,000, (ii) a cash severance payment equal to $150,000, and (iii) the value of full accelerated vesting of Mr. Heimbigner’s outstanding unvested equity incentive awards under the 2012 Plan, based upon a closing stock price of $15.59 on December 31, 2021.

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New Employment Agreements / Offer Letter Amendments

On February 11, 2022, the Company entered into new employment agreements with each of Mr. Ehrlichman (the “CEO Employment Agreement”) and Mr. Neagle (the “COO Employment Agreement”), and the first amendment (the “CFO Offer Letter Amendment”) to the offer letter, effective June 15, 2020 (the “CFO Offer Letter”) with Mr. Heimbigner (each, for purposes of this subsection, an “Executive”). A summary of the material severance and change in control provisions of each of the CEO Employment Agreement, COO Employment Agreement and CFO Offer Letter Amendment is set forth below, and each is qualified in its entirety by reference to such agreements, which have previously been filed with the SEC and are incorporated herein by reference.

CEO and COO Employment Agreements

Term: Each agreement is for an initial term of 36 months and provides for automatic renewals for successive 12-month terms absent written notice from Porch or the Executive at least 60 days prior to the expiration of the then-current term. Executive is an at-will employee and either party may terminate Executive’s employment and the agreement at any time, with or without cause.

Severance; Equity Acceleration: Upon a termination of Executive’s employment by Porch without Cause (and other than by reason of death or Disability), or his resignation for Good Reason (each, as defined in the applicable employment agreement)(each, a “Non-Change in Control Termination”), subject to the execution and non-revocation of a general release and compliance with the restrictive covenants described below, Executive will be entitled to accrued obligations and (i) cash severance equal to 12 months of the Executive’s then-current annual base salary and the Executive’s annual target bonus opportunity, payable in equal monthly installments over a period of 12 months (the “Severance Period”), subject to offset due to other employment, and (ii) during the Severance Period (but ceasing once equivalent employer-paid coverage is otherwise available to him or upon the earliest of certain other events, including violation of the restrictive covenants described below), Executive will be entitled to monthly payments necessary to cover the premiums for continued coverage for him and his dependents under Porch’s health, dental and vision plans through COBRA.

Upon a Non-Change in Control Termination, (i) any outstanding performance-based equity awards will remain outstanding and will vest in accordance with the specified vesting schedule (excluding any requirement for continued employment), (ii) any outstanding time-vesting equity awards that would have vested through the first anniversary of the termination date will vest on the termination date, and (iii) for any stock options which were vested as of the termination date, such options may be exercised until the earlier of 12 months following the termination date and the expiration date. Upon termination due to death or Disability, any vested options may be exercised until the earlier of the one-year anniversary of the termination date and the expiration date of such options. Upon the Executive’s termination of employment which is not for Good Reason, any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.

Each of the CEO Agreement and the COO Agreement also provide for single-trigger and double-trigger equity acceleration in the event of a Change in Control (as such term is defined in the applicable agreements). Upon a Change in Control, existing equity awards will continue based on specified terms, provided that (i) any unearned performance-based share awards options will be treated as RSUs or time-based options (respectively) and vest 12 months from the closing date and (ii) all outstanding equity awards will be accelerated in full and paid upon a Change in Control if such awards are not assumed or substituted by the surviving entity on a reasonably equivalent basis. Upon a termination of Executive’s employment by Porch without Cause (and other than by reason of death or Disability), or Executive’s resignation for Good Reason, in each case within 12 months following a Change in Control (each, a “Change in Control Termination”), (i) any outstanding equity awards will be fully earned and vested and (ii) any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date. Also, following a change in control, (x) upon termination due to death or Disability, any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date, and (y) upon any other termination

56	2022 Proxy Statement

except cause, any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.

Restrictive Covenants: During the term of employment and for 12 months (COO) or 18 months (CEO) thereafter (subject to a longer period if due to breach), Executive is bound by a covenant not to compete with Porch, a covenant not to solicit Porch’s employees, customers or business partners and a covenant not to hire Porch’s employees or induce them to terminate employment with Porch. In addition, Executive has agreed not to use or disclose any confidential information of Porch, subject to customary exceptions, and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.

CFO Offer Letter Amendment

Severance: The amendment provides that the base salary due as severance upon specified severance events will be paid in a lump sum (in lieu of being paid over six months in accordance with the CFO Offer Letter).

Equity Acceleration: Upon any termination of Executive’s employment, subject to a six-month transition period at Executive’s existing pay rate (or earlier death or long-term disability during such transition period) prior to the effectiveness of such termination, Executive’s nonqualified stock option awards that were issued pursuant to the CFO Offer Letter that are outstanding on the termination date and that would have vested through the six-month anniversary of the termination date (or an equivalent cash value if there are not sufficient unvested stock options) will vest upon such termination date and be exercisable for 90 days following vesting.

As noted above, on April 1, 2022, the Company announced that it had mutually agreed with Mr. Heimbigner to begin a search for Mr. Heimbigner’s successor. In order to assist with an orderly transition of his responsibilities, Mr. Heimbigner is expected to remain as Chief Financial Officer for up to six months following the announcement. The Company will treat such separation for purposes of the applicable provisions of the Agreement as a “without cause” separation event. On April 8, 2022, he received a lump sum payment of $175,000, which is six (6) months’ severance at his current base salary. In addition, all outstanding nonqualified stock option awards held by Mr. Heimbigner that would have vested through the six-month anniversary of the termination date will vest upon such termination date and be exercisable for 90 days following vesting.

Compensation Policies and Practices Risk Assessment.

Consistent with SEC disclosure requirements, management has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

	A	B		C
Number of
Securities
Remaining
Available
	Number of			for Future
	Securities to			Issuance
	be			Under Equity
	Issued upon	Weights Average		Compensation
	Exercise of	Exercise Price of		Plans
	Outstanding	Outstanding		(Excluding
	Options,	Options,		Securities
	Warrants and	Warrants and		Reflected
Plan Category	Rights	Rights		in Column A)
Equity Compensation Plans Approved by Security Holders	7,540,146	$3.63	(2)	8,126,263
Equity Compensation Plans Not Approved by Security Holders	—	—		—
Total	7,540,146	$3.63		8,126,263

(1)	Includes 6,414,611 shares issuable pursuant to outstanding stock options and 2,415,140 shares issuable pursuant to outstanding RSUs under our 2020 Stock Plan and 2012 Plan. The number included for PRSUs reflects the target number of units awarded. Assuming maximum payout for PRSU grants that have not completed the required performance period, the number of securities to be issued would increase by 37,184.
(2)	Only option awards were used in computing the weighted-average exercise price.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 29, 2022, (the “Beneficial Ownership Date”) for the following:

■	each person, or group of affiliated persons, known by us to beneficially own 5% of the outstanding shares of our common stock;
■	each of our non-employee directors;
■	each of our current named executive officers; and
■	all current directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, common stock subject to options, or warrants or other convertible securities held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 98,297,090 shares outstanding as of the Beneficial Ownership Date.

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To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

	Number of
	Shares of
	Common	Percentage of
	Stock	Outstanding
	Beneficially	Common
Name and Address of Beneficial Owners(1)	Owned	Stock
5% Stockholders:
Matt Ehrlichman(2)	17,911,291	17.74%
Vulcan Value Partners, LLC(3) Three Protective Center 2801 Highway 280 South, Suite 300 Birmingham, AL 35223	10,068,923	10.27%
FMR LLC(4) 245 Summer Street Boston, MA 02210	7,353,707	7.50%
Southpoint Master Fund, LP(5) 1114 Avenue of the Americas, 22nd Floor New York, NY 10036	7,000,000	7.10%
Capital World Investors(6) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	6,412,252	6.50%
Park West Asset Management LLC(7) 900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939	5,161,798	5.30%
BlackRock, Inc.(8) 55 East 52nd Street New York, NY 10055	5,116,975	5.20%
Park West Investors Master Fund, Limited(7) 900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939	4,696,538	4.80%
Named Executive Officers
Matt Ehrlichman(2)	17,911,291	17.74%
Marty Heimbigner(9)	514,518	*
Matthew Neagle(10)	257,481	*
Directors and nominees for Director (excluding CEO)
Sean Davis Kell	—	*
Rachel Lam	4,630	*
Alan Pickerill(11)	47,085	*
Asha Sharma(12)	239,299	*
Maurice Tulloch	4,914	*
Regi Vengalil	7,151	*
All directors and executive officers as a group (9 individuals)	18,986,369	18.64%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Unless otherwise noted, the business address of those listed in the table above is 411 First Avenue South, Suite 501, Seattle, Washington 98104.
(2)	This amount includes (i) 7,894,028 shares of Common Stock held directly by Mr. Ehrlichman, (ii) 1,892,203 shares of Common Stock that are obtainable upon exercise of options granted to Mr. Ehrlichman by the Company, of which options to acquire 1,726,135 shares of Common Stock are currently exercisable and options to acquire 55,353 shares of Common Stock are exercisable within 60 days of March 29, 2022, (iii) 767,672 shares of Common Stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Ehrlichman by the Company, of which 72,421 RSUs vest within 60 days, (iv) 683,530 shares of

60	2022 Proxy Statement

Common Stock which constitute unvested Earnout Consideration held by Mr. Ehrlichman, (v) 6,416,712 shares of Common Stock held by West Equities, LLC, over which Mr. Ehrlichman has sole voting and investment power, and (vi) 228,796 shares of Common Stock which constitute unvested Earnout Consideration held by West Equities LLC. The 683,530 shares of Common Stock which constitute Earnout Consideration held by Mr. Ehrlichman and the 228,796 shares of Common Stock which constitute Earnout Consideration held by West Equities LLC all are currently unvested and will only vest if, at any time during the three years following the closing of the Business Combination, the volume-weighted average price of Common Stock is greater than or equal to $22.00 for any twenty trading days within any thirty-trading day period. However, Mr. Ehrlichman currently has voting power over the shares of Common Stock which constitute Earnout Consideration held directly by each of Mr. Ehrlichman and West Equities LLC and, accordingly, these shares have been added to his beneficial ownership reported herein.
(3)	Based solely on the information contained it its Schedule 13G/A (Amendment No. 1) filed with the SEC on February 10, 2022, Vulcan Value Partners, LLC (“Vulcan”) is the beneficial owner of 10,068,923 shares of our common stock. Vulcan has sole dispositive and voting power over 10,068,923 shares of our common stock. Various persons, including the investment companies and owners of the separate accounts to which Vulcan serves as investment adviser, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that are the subject of this schedule. As of January 31, 2022, Vulcan Value Partners Small Cap Fund, an investment company advised by Vulcan, owned 6.06% of issuer’s common stock.
(4)	Based solely on the information contained it its Schedule 13G/A (Amendment No. 1) filed with the SEC by FMR LLC (“FMR”) and Abigail P. Johnson on February 9, 2022, FMR and Ms. Johnson are the beneficial owners of 7,353,707 shares of our common stock. FMR has sole power to vote or direct the vote with respect to 152,713 that it beneficially owns and no shared dispositive power. The shares are beneficially owned through the following entities: FIAM LLC; Fidelity Institutional Asset Management Trust Company; Fidelity Management & Research (Hong Kong) Limited; Fidelity Management & Research Company LLC; and Strategic Advisers LLC. Ms. Johnson is a director, the Chairman and the Chief Executive Officer of FMR. Ms. Johnson and other members of the Johnson family own directly or indirectly 49% of the voting power of FMR and they and all of the Series B stockholders have entered into a voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of such shares. They do not, however, have the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company LLC ("FMR Co. LLC"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.
(5)	Based solely on the information contained it its Schedule 13G/A (Amendment No. 1) filed with the SEC by Southpoint Capital Advisors, LP (“Southpoint”) and John S. Clark II on February 10, 2022, Southpoint and Mr. Clark are the beneficial owners of 7,000,000 shares of our common stock. Southpoint has shared voting and dispositive power that it beneficially owns. The shares are beneficially owned through the following entities: Southpoint Capital Advisors, LP; Southpoint Capital Advisors LLC; Southpoint GP, LP; Southpoint GP, LLC; and John S. Clark, II, individually.
(6)	Based solely on the information contained it its Schedule 13G filed with the SEC by Capital World Investors (“Capital World”) on February 14, 2022, Capital World is the beneficial owner of 6,412,252 shares of our common stock. Capital World has sole voting power and dispositive power over 6,412,252 shares of our common stock.
(7)	Based solely on information reported on a Schedule 13G/A (Amendment No. 2) jointly filed on February 14, 2022 by (i) Park West Asset Management LLC (“PWAM”), (ii) Park West Investors Master Fund, Limited, (“PWIMF”) and (iii) Peter S. Park (“Mr. Park”). PWAM is the investment manager to PWIMF and Park West Partners International, Limited. Mr. Park, through one or more affiliated entities, is the controlling manager of PWAM. PWAM and Mr. Park have shared voting and dispositive power over 5,161,798 shares of our common stock and PWIMF has shared voting and dispositive power over 4,696,538 shares of our common stock.
(8)	Based solely on the information contained it its Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 4, 2022, BlackRock is the beneficial owner of 5,116,975 shares of our common stock. BlackRock has sole power to vote or direct the vote with respect to 5,056,055 that it beneficially owns and sole dispositive power with respect to 5,116,975. It has no shared voting or dispositive power. The shares are beneficially owned through the following entities: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, Nation Association; BlackRock Financial Management, Inc.; BlackRock Fund Managers Ltd; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC.
(9)	This amount includes (i) 16,290 shares of Common Stock held directly by Mr. Heimbigner, (ii) 469,760 shares of Common Stock that are obtainable upon exercise of options granted to Mr. Heimbigner by the Company, of which options to acquire 176,160 shares of Common Stock are currently exercisable and options to acquire 19,572 shares of Common Stock are exercisable within 60 days of March 29, 2022. The 16,290 shares of Common Stock which constitute Earnout Consideration held by Mr. Heimbigner all are currently unvested and will only vest if, at any time during the three years following the closing of the Business Combination, the volume-weighted average price of Common Stock is greater than or equal to $22.00 for any twenty trading days within any thirty-trading day period. However, Mr. Heimbigner currently has voting power over the shares of Common Stock which constitute Earnout Consideration held directly by Mr. Heimbigner and, accordingly, these shares have been added to his beneficial ownership reported herein.
(10)	This amount includes (i) 71,279 shares of Common Stock held directly by Mr. Neagle, (ii) 27,390 shares of Common Stock that are obtainable upon exercise of options granted to Mr. Neagle by the Company, of which options to acquire 6,682 shares of Common Stock are currently exercisable and options to acquire 2,607 shares of Common Stock are exercisable within 60 days of March 29,

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2022, (iii) 158,812 shares of Common Stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Neagle by the Company. The 22,056 shares of Common Stock which constitute Earnout Consideration held by Mr. Neagle all are currently unvested and will only vest if, at any time during the three years following the closing of the Business Combination, the volume-weighted average price of Common Stock is greater than or equal to $22.00 for any twenty trading days within any thirty-trading day period. However, Mr. Neagle currently has voting power over the shares of Common Stock which constitute Earnout Consideration held directly by Mr. Neagle and, accordingly, these shares have been added to his beneficial ownership reported herein.
(11)	This amount includes 4,630 shares of Common Stock that are obtainable upon vesting and settlement of RSUs granted to Ms. Lam.
(12)	This amount includes (i) 6,810 shares of Common Stock held directly by Mr. Pickerill, (ii) 35,231 shares of Common Stock that are obtainable upon exercise of options granted to Mr. Pickerill by the Company, of which options to acquire 29,358 shares of Common Stock are currently exercisable, (iii) 50,044 shares of Common Stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Pickerill by the Company. The 1,221 shares of Common Stock which constitute Earnout Consideration held by Mr. Pickerill all are currently unvested and will only vest if, at any time during the three years following the closing of the Business Combination, the volume-weighted average price of Common Stock is greater than or equal to $22.00 for any twenty trading days within any thirty-trading day period. However, Mr. Pickerill currently has voting power over the shares of Common Stock which constitute Earnout Consideration held directly by Mr. Pickerill and, accordingly, these shares have been added to his beneficial ownership reported herein.
(13)	This amount includes (i) 63,018 shares of Common Stock held directly by Ms. Sharma, (ii) 172,140 shares of Common Stock that are obtainable upon exercise of options granted to Ms. Sharma by the Company, of which options to acquire 172,140 shares of Common Stock are currently exercisable, (iii) 4,141 shares of Common Stock that are obtainable upon vesting and settlement of RSUs granted to Ms. Sharma. The 60,470 shares of Common Stock which constitute Earnout Consideration held by Ms. Sharma all are currently unvested and will only vest if, at any time during the three years following the closing of the Business Combination, the volume-weighted average price of Common Stock is greater than or equal to $22.00 for any twenty trading days within any thirty-trading day period. However, Ms. Sharma currently has voting power over the shares of Common Stock which constitute Earnout Consideration held directly by Ms. Sharma and, accordingly, these shares have been added to her beneficial ownership reported herein.
(14)	This amount includes 4,914 shares of Common Stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Tulloch.
(15)	This amount includes (i) 2,754 shares of Common Stock held directly by Mr. Vengalil, and (ii) 4,397 shares of Common Stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Vengalil.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in the Company’s common stock. Based on a review of the reports of changes in beneficial ownership of Company common stock and written representations made to the Company, the Company believes that its officers, directors and 10% beneficial owners complied with all filing requirements under Section 16(a) during 2021, except that, due to inadvertent oversights, Matthew Neagle, Chief Operating Officer, filed a late Form 4 reporting a transaction that took place on July 11, 2021 and was filed one day late.

62	2022 Proxy Statement

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at https://ir.porchgroup.com/, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.

You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April [•], 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

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FORM 10-K

We will make available, on or about April [•], 2022, the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 on the investor relations page of our website at https://ir.porchgroup.com/.

We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC. Requests for such copies should be addressed to our General Counsel and Secretary at the address below:

Porch Group, Inc.
411 First Avenue South, Suite 501
Seattle, WA 98104
Attention: General Counsel and Secretary
Telephone: (855) 767-2400

Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

64	2022 Proxy Statement

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are distributing our proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Stockholders will vote on six proposals at the Annual Meeting:

■	Election of two Class II directors named in this proxy statement until the 2025 Annual Meeting of Stockholders (or until the 2024 Annual Meeting of Stockholders if Proposal 2 is approved and the Declassification Amendment (as defined in this proxy statement) is filed and becomes effective as described in this enclosed proxy statement) and until their successors are duly elected and qualified, subject to their earlier resignation, removal or death;
■	the approval of an amendment to our Second Amended and Restated Certificate of Incorporation of Porch Group, Inc. (the “Certificate of Incorporation”) to declassify our Board;
■	the approval of an amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement therein;
■	the approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the enclosed proxy statement);
■	the approval of, on an advisory (non-binding) basis, the frequency of future advisory votes to approve the compensation of our Named Executive Officers; and
■	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

We will also consider other business, if any, that properly comes before the Annual Meeting.

What happens if other business not discussed in this proxy statement comes before the meeting?

The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law, the Company’s Chief Executive Officer and Chairman and General Counsel and Secretary will use their discretion in casting all of the votes that they are entitled to cast.

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How does the Board recommend that stockholders vote on the proposals?

Our Board recommends that stockholders vote “FOR” the election of the Class II directors, “FOR” the amendment to the Certificate of Incorporation to declassify the Board, “FOR” the amendment to the Certificate of Incorporation to eliminate the supermajority voting requirement therein, “FOR” the advisory resolution to approve executive compensation, “ONE YEAR” on the frequency of future advisory votes on executive compensation, and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Who is entitled to vote?

The record date for the Annual Meeting is the close of business on April 13, 2022. As of the record date, 99,013,769 shares of common stock, par value $0.0001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

What do I need for admission to the Annual Meeting?

The Annual Meeting will be held entirely over the Internet via live video webcast due to the public health impact of the COVID-19 pandemic and to support the health and wellness of our stockholders, directors, team members, and guests. The virtual Annual Meeting will also allow for greater participation by all of our stockholders, regardless of their geographic location.

If you are a registered stockholder or beneficial owner of common stock holding shares at the close of business on the record date, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRCH2022 and logging in by entering the 16-digit control number found on your proxy card or voter instruction form. If you lost your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PRCH2022 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, examine our list of stockholders or submit questions during the meeting.

You may log into the virtual annual meeting beginning at 8:45 a.m. Pacific Time on June 8, 2022 and the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual stockholder login site for assistance.

How can I vote my shares without attending the Annual Meeting?

If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.

If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

■	delivering to the attention of the General Counsel and Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy;

66	2022 Proxy Statement

■	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
■	attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 6). The other proposals are non-routine matters.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal 6, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposals 1 - 5, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Earnout Shares (as defined above) will be counted for the purpose of determining the presence of a quorum and holders thereof will be entitled to vote their Earnout Shares at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

What vote is required to approve each matter to be considered at the Annual Meeting?

Proposal 1: Election of the Class II Directors Named in this Proxy Statement

Our Amended and Restated Bylaws provide for a plurality voting standard for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of a director.

PROPOSAL 2: APPROVE the DECLASSIFication AMENDMENT

The Declassification Amendment must be approved by the affirmative vote of at least 66.7% in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In determining whether Proposal 2 has received the requisite number of votes, abstentions and broker non-votes will have the same effect as votes “against” Proposal 2.

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PROPOSAL 3: APPROVE the Elimination of the Supermajority Voting Standard Amendment

The Elimination of the Supermajority Voting Standard Amendment must be approved by the affirmative vote of at least 66.7% in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, in the election of Directors at the Annual Meeting is required to approve this proposal. In determining whether Proposal 3 has received the requisite number of votes, abstentions and broker non-votes will have the same effect as votes “against” Proposal 3.

PROPOSAL 4: ADVISORY VOTE ON “SAY ON PAY”

The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

PROPOSAL 5: ADVISORY VOTE ON “SAY ON FREQUENCY” OF PAY

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. Abstentions and broker non-votes will have no effect on this proposal. Although the advisory vote is non-binding, we will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

Proposal 6: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal 6. An abstention on Proposal 6 will have the same effect as a vote “AGAINST” Proposal 6. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 6.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Pacific Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:

■	“FOR” the election of each director nominee.
■	“FOR” the approval of the amendment to our Certificate of Incorporation to declassify our Board.
■	“FOR” the approval of the amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement therein.

68	2022 Proxy Statement

■	“FOR” the approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers;
■	The approval of, on an advisory (non-binding) basis, “ONE YEAR” for the frequency of future advisory votes to approve the compensation of our Named Executive Officers;
■	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

■	will be counted as present for purposes of establishing a quorum;
■	will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 6); and
■	will not be counted in connection with the election of the Class II directors named in this proxy statement (Proposal 1), or any other non-routine matters (Proposals 2 – 5) that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.

Our Board knows of no matter to be presented at the Annual Meeting other than Proposals 1, 2, 3, 4, 5 and 6. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our Board. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at Porch Group, Inc. 411 First Avenue South, Suite 501, Seattle, WA 98104 between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time. The stockholder list will also be available to stockholders of record for examination during the Annual Meeting at www.virtualshareholdermeeting.com/PRCH2022. You will need the control number included on your Internet Notice, proxy card, or voting instruction form, or otherwise provided by your bank, broker or other nominee.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple

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copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

When are stockholder proposals due for next year’s annual meeting of the stockholders?

Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Certificate of Incorporation, our Amended and Restated Bylaws, and the rules established by the SEC.

Under Rule 14a-8 under the Securities Exchange Act of 1934, if you want us to include a proposal in the proxy materials for our 2023 Annual Meeting of Stockholders, we must receive the proposal at our executive offices at Porch Group, Inc. 411 First Avenue South, Suite 501, Seattle, WA 98104 no later than December 30, 2022.

Pursuant to our Amended and Restated Bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 8, 2023 and not later than March 10, 2023 and must otherwise comply with the requirements set forth in our Amended and Restated Bylaws. Any proposal or nomination should be addressed to the attention of our General Counsel and Secretary, and we suggest that it be sent by certified mail, return receipt requested.

In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Porch Group’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2023.

Whom can I contact for further information?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our General Counsel and Secretary at Porch Group, Inc. 411 First Avenue South, Suite 501, Seattle, WA 98104 or by telephone at (855) 767-2400.

70	2022 Proxy Statement

OTHER MATTERS

We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

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APPENDIX A

CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF PORCH GROUP, INC.

* * * *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

* * * *

The undersigned, being an authorized officer of Porch Group, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on July 31, 2019 under the name PropTech Acquisition Corporation.

SECOND: That an Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on November 21, 2019. The Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 23, 2020 (such certificate, as so amended and restated, the “Certificate of Incorporation”).

THIRD: That Article V of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate, as it may be further amended from time to time, or the Amended and Restated By-Laws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2. Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time in the manner provided in the By-laws.

(b) Subject to Section 5.5 hereof, until the 2024 annual meeting of the stockholders of the Corporation (the “2024 Annual Meeting”), the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III.  Following the effectiveness of this Certificate of Amendment to the Second Amended and Restated Certificate, (i) each director elected at the 2021 annual meeting of the stockholders of the Corporation shall continue to serve for a three-year term expiring at the 2024 Annual Meeting, (ii) each director elected at the 2022 annual meeting of the stockholders of the Corporation shall be elected for a two-year term expiring at the 2024 Annual Meeting and (iii) each director elected at the 2023 annual meeting of the stockholders of the Corporation shall be elected for a one-year term expiring at the 2024 Annual Meeting and, in each case, until the election and qualification of his or her respective successor in office, subject to such director’s earlier death, resignation or removal. Commencing at the 2024 Annual Meeting, and at each annual meeting of stockholders of the Corporation thereafter, the classification of the directors shall terminate and all directors shall be elected for a one-year term expiring at the next annual meeting of the stockholders and until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed prior to the 2024 Annual Meeting, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c) Subject to Section 5.5 hereof, a director shall hold office (i) prior to the 2024 Annual Meeting, until the annual meeting for the year in which his or her term expires and (ii) from and after the 2024 Annual Meeting, until the annual meeting of the stockholders held in the year following the year of his or her election and, in each case, until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. There shall be no limit on the number of terms a director may serve on the Board.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to the election of directors.

Section 5.3. Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office (i) prior to the 2024 Annual Meeting, for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and (ii) from and after the 2024 Annual Meeting, until the next annual meeting of the stockholders and, in each case, until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4. Removal. Subject to Section 5.5 hereof and except as otherwise required by law, (i) prior to the 2024 Annual Meeting, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) from and after the 2024 Annual Meeting, any or all of the directors may be removed from office at any time with or without cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5. Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

FOURTH: That the terms and provisions of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation were duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his or her hand this ___ day of _________, 2022.

Porch Group, Inc., a Delaware corporation

By:
Name:
Title:

APPENDIX B

CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF PORCH GROUP, INC.

* * * *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

* * * *

The undersigned, being an authorized officer of Porch Group, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on July 31, 2019 under the name PropTech Acquisition Corporation.

SECOND: That an Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on November 21, 2019. The Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 23, 2020 (such certificate, as so amended and restated, the “Certificate of Incorporation”).

THIRD: That Article X of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Second Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Second Amended and Restated Certificate or any Preferred Stock Designation filed with respect to a series of Preferred Stock, (i) prior to the 2024 Annual Meeting, the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V and (ii) from and after the 2024 Annual Meeting, the affirmative vote of the stockholders holding at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V.

FOURTH: That the terms and provisions of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation were duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his or her hand this ___ day of _________, 2022.

Porch Group, Inc., a Delaware corporation

By:
Name:
Title:

APPENDIX C: USE OF NON-GAAP FINANCIAL MEASURES

PORCH GROUP, INC.

Reconciliation of Adjusted EBITDA (Loss) to Net Income (Loss)

Year Ended December 31, 2021

(all numbers in thousands)

	Corporate	Insurance	Vertical Software	Consolidated
Adjusted EBITDA (loss)	$(53,760)	$9,007	$20,733	$(24,020)
Adjusted EBITDA (loss) as a percentage of revenue	N/A	16.3%	15.1%	(12.5)%
Less:
Interest expense	4,739	508	510	5,757
Income tax benefit	(8,139)	(1,788)	(346)	(10,273)
Depreciation and amortization	2,915	3,432	10,039	16,386
Gain on extinguishment of debt	(5,099)	—	(11)	(5,110)
Non-cash long-lived asset impairment charge	252	—	298	550
Non-cash stock-based compensation expense	33,179	876	4,537	38,592
Revaluation of contingent consideration	(2,807)	—	563	(2,244)
Revaluation of earnout liability	18,519	—	—	18,519
Revaluation of private warrant liability	15,389	—	—	15,389
Acquisition and related expense	5,331	29	—	5,360
Other income, net	(81)	—	(259)	(340)
Net income (loss)	$(117,958)	$5,950	$5,402	$(106,606)

APPENDIX D: USE OF NON-GAAP KEY PERFORMANCE MEASURES

PORCH GROUP, INC.

Key Performance Measures

Years Ended December 31, 2021 and 2020

In the management of our businesses, we identify, measure and evaluate a variety of operating metrics. The key performance measures and operating metrics we use in managing our businesses are set forth below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.

●	Average Companies in Quarter — Porch provides software and services to home services companies and, through these relationships, gains unique and early access to homebuyers and homeowners, assists homebuyers and homeowners with critical services such as insurance, warranty and moving. Porch’s customers include home services companies, for whom Porch provides software and services and who provide introductions to homebuyers and homeowners. Porch tracks the average number of home services companies from which it generates revenue each quarter in order to measure our ability to attract, retain and grow our relationships with home services companies. Porch management defines the average number of companies in a quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of Porch’s home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, we determine the number of customers in their initial quarter based on the percentage of the quarter they were a part of Porch.
●	Average Revenue per Account per Month in Quarter — Management views Porch’s ability to increase revenue generated from existing customers as a key component of Porch’s growth strategy. Average Revenue per Account per Month in Quarter is defined as the average revenue per month generated across all our home services company customer accounts in a quarterly period. Average Revenue per Account per Month in Quarter is derived from all customers and total revenue; not only customers and revenues associated with Porch’s referral network.

The following table summarizes our Average Companies in Quarter and Average Revenue per Account per Month in Quarter for each of the quarterly periods indicated:

	2021	2021	2021	2021
	Q1	Q2	Q3	Q4
Average Companies in Quarter	13,995	17,120	20,472	24,603
Average Revenue per Account per Month in Quarter	$637	$1,000	$1,022	$699

	2020	2020	2020	2020
	Q1	Q2	Q3	Q4
Average Companies in Quarter	10,903	10,523	10,792	11,157
Average Revenue per Account per Month in Quarter	$484	$556	$664	$556

●	Monetized Services in Quarter — Porch connects consumers with home services companies nationwide and offers a full range of products and services where homeowners can, among other things: (i) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (ii) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (iii) discover and install home automation and security systems; (iv) compare Internet and television options for their new home; (v) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (vi) compare bids from home improvement professionals who can complete bigger jobs. Porch tracks the number of monetized services performed through its platform each quarter and the revenue generated per service performed in order to measure to measure market penetration with homebuyers and homeowners and Porch’s ability to deliver high-revenue services within those groups. Monetized services per quarter is defined as the total number of unique services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over a quarterly period.

●	Average Revenue per Monetized Service in Quarter — Management believes that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is a key component of Porch’s growth strategy. Average revenue per monetized services in quarter is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Revenue per Monetized Service in quarter, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

The following table summarizes our monetized services and average revenue per monetized service for each of the quarterly periods indicated:

	2021	2021	2021	2021
	Q1	Q2	Q3	Q4
Monetized Services in Quarter	182,779	302,462	329,359	260,352
Average Revenue per Monetized Service in Quarter	$92	$129	$144	$132

	2020	2020	2020	2020
	Q1	Q2	Q3	Q4
Monetized Services in Quarter	152,165	181,520	198,165	169,949
Average Revenue per Monetized Service in Quarter	$93	$86	$97	$98

VIEW MATERIALS & VOTE w SCAN TO PORCH GROUP, INC. 411 FIRST AVENUE SOUTH, SUITE 501 SEATTLE, WA 98104 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 7, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PRCH2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 7, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D81876-P72588 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PORCH GROUP, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. To elect two Class II directors to serve until the 2025 Annual Meeting of Stockholders. Nominees: 01) Alan Pickerill 02) Regi Vengalil For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 6 and EVERY YEAR for Proposal 5. ! ! ! Every ! ! ! Every ! ! ! Abstain 2. To approve an amendment to the Second Amended and Restated Certificate of Incorporation of Porch Group, Inc. (the “Certificate of Incorporation”) to declassify our board of directors. To approve an amendment to our Certificate of Incorporation to eliminate the Supermajority Voting Standard (as defined in the enclosed proxy statement). 3. 4. To approve of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the enclosed proxy statement). Every Year 2 Years 3 Years ! ! ! ! 5. To approve of, on an advisory (non-binding) basis, the frequency of future advisory votes to approve the compensation of our Named Executive Officers. For Against Abstain ! ! ! 6. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Porch Group, Inc. for the year ending December 31, 2022. NOTE: The proxies are authorized to vote at their discretion upon any other matter that may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Proxy Statement are available at www.proxyvote.com. D81877-P72588 PORCH GROUP, INC. Annual Meeting of Stockholders June 8, 2022, 9:00 AM PDT The stockholder(s) hereby appoint(s) Matthew Ehrlichman and Matthew Cullen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PORCH GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on June 8, 2022, at www.virtualshareholdermeeting.com/PRCH2022 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

Your Vote Counts! PORCH GROUP, INC. 2022 Annual Meeting Vote by June 7, 2022 11:59 PM ET PORCH GROUP, INC. 411 FIRST AVENUE SOUTH, SUITE 501 SEATTLE, WA 98104 D81886-P72588 You invested in PORCH GROUP, INC. and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on June 8, 2022. Get informed before you vote View the Form 10-K and Proxy Statement online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 25, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. Smartphone users Point your camera here and vote without entering a control number Vote Virtually at the Meeting* June 8, 2022 9:00 AM PDT Virtually at: www.virtualshareholdermeeting.com/PRCH2022 *Please check the meeting materials for any special requirements for meeting attendance. V1.1 For complete information and to vote, visit www.ProxyVote.com Control #

Vote at www.ProxyVote.com THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters. Board Recommends Voting Items Year D81887-P72588 Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”. 1. To elect two Class II directors to serve until the 2025 Annual Meeting of Stockholders. Nominees: 01) Alan Pickerill 02) Regi Vengalil For 2. To approve an amendment to the Second Amended and Restated Certificate of Incorporation of Porch Group, Inc. (the “Certificate of Incorporation”) to declassify our Board of Directors. For 3. To approve an amendment to our Certificate of Incorporation to eliminate the Supermajority Voting Standard (as defined in the enclosed proxy statement). For 4. To approve of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the enclosed proxy statement). For 5. To approve of, on an advisory (non-binding) basis, the frequency of future advisory votes to approve the compensation of our Named Executive Officers. Every 6. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Porch Group, Inc. for the year ending December 31, 2022. For NOTE: The proxies are authorized to vote at their discretion upon any other matter that may properly come before the meeting or any adjournment or postponement thereof.